Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

THE HILLSHIRE BRANDS COMPANY,

HELIX MERGER SUB CORPORATION,

HELIX MERGER SUB LLC,

and

PINNACLE FOODS INC.

Dated as of May 12, 2014

i

Section 8.8	Interpretation	81
Section 8.9	Assignment	82
Section 8.10	Headings	82
Section 8.11	Governing Law	82
Section 8.12	Enforcement; Exclusive Jurisdiction	82
Section 8.13	WAIVER OF JURY TRIAL	83
Section 8.14	Definitions	84

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Voting Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Stockholders Agreement
Exhibit E	Form of Second Agreement and Plan of Merger

INDEX OF DEFINED TERMS

368 Opinion	Section 5.18(d)
Acceptable Confidentiality Agreement	Section 5.4(a)
Adverse Recommendation Change	Section 5.4(b)
Affiliate	Section 8.14(a)
Agreement	Preamble
Alternative Financing	Section 5.11(c)
Ancillary Agreements	Recitals
Appraisal Shares	Section 2.4
Assumed Company Stock Options	Section 2.7(a)
Beneficial Owner	Section 8.14(a)
Blackstone Entities	Section 8.14(a)
Book-Entry Shares	Section 2.1(c)
Burdensome Condition	Section 5.8(a)
Business Day	Section 8.14(a)
Cash Portion Exchange Ratio	Section 2.7(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Commitment Letter	Section 4.21
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(b)
Company Benefit Plan	Section 8.14(a)
Company Board	Recitals
Company Business Personnel	Section 3.12(a)
Company Capital Stock	Section 3.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Material Adverse Effect	Section 8.14(a)
Company Material Contract	Section 8.14(a)
Company Material Intellectual Property	Section 8.14(a)
Company No-Vote Fee	Section 7.3(d)
Company Preferred Stock	Section 3.2(a)
Company PSU	Section 2.7(c)
Company Recommendation	Section 3.3(b)
Company Restricted Share	Section 2.7(c)
Company RSU	Section 2.7(c)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(c)
Company Stock Option	Section 2.7(a)
Company Stock Plans	Section 2.7(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 5.3(b)
Company Subsidiary	Section 3.1(c)

v

Company Takeover Proposal	Section 7.3(g)
Company Termination Fee	Section 7.3(c)
Compliant Documents	Section 8.14(a)
Confidentiality Agreement	Section 8.14(a)
Consent	Section 3.4(a)
Constituent Documents	Section 8.14(a)
Continuing Employees	Section 5.13(a)
Contract	Section 8.14(a)
D&O Insurance	Section 5.9(c)
Definitive Agreements	Section 5.11(b)
DGCL	Section 1.1
DLLC	Section 1.1
Effective Time	Section 1.3
Environmental Claim	Section 8.14(a)
Environmental Laws	Section 8.14(a)
Environmental Permits	Section 3.13(a)
ERISA	Section 8.14(a)
ERISA Affiliate	Section 8.14(a)
Exchange Act	Section 3.1(c)
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Exchange Ratio	Section 2.1(b)
FDA	Section 3.20(a)
Fee Letter	Section 4.21
Filing	Section 3.4(a)
Financing	Section 4.21
Financing Sources	Section 8.14(a)
Food Authorities	Section 3.20(a)
Foreign Corrupt Practices Act	Section 3.9(b)
Form S-4	Section 3.7
FTC	Section 3.20(a)
GAAP	Section 8.14(a)
Governmental Entity	Section 3.4(a)
HSR Act	Section 3.4(a)
Indebtedness	Section 8.14(a)
Indenture	Section 8.14(a)
Intellectual Property	Section 8.14(a)
Intended Tax Treatment	Section 4.16(m)
Joint Proxy Statement	Section 8.14(a)
Key Company Trademarks	Section 8.14(a)
Knowledge	Section 8.14(a)
Laws	Section 8.14(a)
Leased Real Property	Section 3.14
Liabilities	Section 5.11(e)
Lien	Section 8.14(a)

Marketing Period	Section 8.14(a)
Materials of Environmental Concern	Section 8.14(a)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Merger Corp	Preamble
Merger LLC	Preamble
Merger Subs	Preamble
Mergers	Recitals
MGCL	Section 3.3(a)
Notes	Section 5.12
NYSE	Section 2.3
Order	Section 8.14(a)
Outside Date	Section 7.1(b)(ii)
Owned Real Property	Section 3.14
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.3(c)
Parent Benefit Plan	Section 8.14(a)
Parent Board	Recitals
Parent Business Personnel	Section 4.13(a)
Parent Capital Stock	Section 4.3(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Leased Real Property	Section 4.15
Parent Material Adverse Effect	Section 8.14(a)
Parent Material Contract	Section 8.14(a)
Parent No-Vote Fee	Section 7.3(e)
Parent Owned Real Property	Section 4.15
Parent Preferred Stock	Section 4.3(a)
Parent Products	Section 4.22(a)
Parent Real Property Lease	Section 4.15
Parent Recommendation	Section 4.4(b)
Parent SEC Documents	Section 4.6(a)
Parent SEC Financial Statements	Section 4.6(c)
Parent Stock Issuance	Recitals
Parent Stock Option	Section 2.7(a)
Parent Stockholder Approval	Section 4.4(a)
Parent Stockholders Meeting	Section 5.3(c)
Parent Subsidiary	Section 4.1(c)
Parent Takeover Proposal	Section 7.3(f)
Parent Termination Fee	Section 7.3(b)
Parent Title IV Plan	Section 4.12(b)
Party or Parties	Preamble
Per Share Cash Amount	Section 2.1(b)
Performance Option	Section 8.14(a)
Performance Share	Section 8.14(a)
Permits	Section 3.10

Permitted Lien	Section 8.14(a)
Person	Section 8.14(a)
Policies	Section 3.19
Premium Cap	Section 5.9(c)
Proceeding	Section 8.14(a)
Product Recipes	Section 8.14(a)
Products	Section 3.20(a)
Real Property	Section 3.14
Real Property Leases	Section 3.14
Registration Rights Agreement	Recitals
Release	Section 8.14(a)
Representatives	Section 5.7(a)
Required Information	Section 5.11(d)
Sarbanes-Oxley Act	Section 3.5(b)
SEC	Section 3.4(a)
Second Merger	Recitals
Second Merger Agreement	Recitals
Section 262	Section 2.4
Securities Act	Section 3.4(a)
Security	Section 8.14(a)
Spinco	Section 4.16(m)
Spin-Off	Section 4.16(m)
Stock Award Exchange Ratio	Section 2.7(a)
Stockholders Agreement	Recitals
Subsidiary	Section 8.14(a)
Superior Proposal	Section 5.4(e)(ii)
Surviving Company	Section 1.1
Surviving Corporation	Section 1.1
Surviving Entity	Section 8.14(a)
Takeover Laws	Section 3.3(b)
Takeover Proposal	Section 5.4(e)(i)
Tax Return	Section 8.14(a)
Taxes	Section 8.14(a)
Title IV Plan	Section 3.11(b)
Trade Secrets	Section 8.14(a)
Trademarks	Section 8.14(a)
USDA	Section 3.20(a)
Voting Agreement	Recitals
Willful Breach	Section 8.14(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2014 (this “Agreement”), is made and entered into by and among THE HILLSHIRE BRANDS COMPANY, a Maryland corporation (“Parent”), PINNACLE FOODS INC., a Delaware corporation (the “Company”), HELIX MERGER SUB CORPORATION, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Corp”), and HELIX MERGER SUB LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger LLC” and, together with Merger Corp, the “Merger Subs”). Parent, Merger Corp, Merger LLC and the Company are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) Merger Corp will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”) and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company, Merger Corp or Merger LLC, will be converted into the right to receive the Merger Consideration (as defined herein) and (b) if the 368 Opinion (as defined herein) is delivered in accordance with Section 5.18, the Surviving Corporation (as defined herein) will merge with and into Merger LLC (the “Second Merger”, and together with the Merger, the “Mergers”), with Merger LLC surviving the Second Merger as the Surviving Company (as defined herein);

WHEREAS, the Boards of Directors of Parent, Merger Corp and the Company have each (i) determined that the Merger, this Agreement and the transactions contemplated hereby, including the Voting Agreement (as defined herein), are advisable and in the best interests of their respective companies and stockholders and (ii) approved the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, subject to Sections 5.3(b) and 5.4, unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has, subject to Sections 5.3(c) and 5.4, unanimously resolved to recommend that Parent’s stockholders approve the issuance of shares of Parent common stock, par value $0.01 per share (the “Parent Common Stock”) in connection with the Merger (the “Parent Stock Issuance”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Blackstone Entities (as defined below), as stockholders of the Company who Beneficially Own and own of record a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock, have entered into a voting agreement, attached as Exhibit B hereto (the “Voting Agreement”), pursuant to which and subject to the terms thereof, among other things, the Blackstone Entities agreed to vote the shares of Company Common Stock Beneficially Owned by each of them in favor of the adoption of the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, but effective only as of the Effective Time, Parent and the Blackstone Entities have entered into (i) a registration rights agreement, attached as Exhibit C hereto (the “Registration Rights Agreement”), pursuant to which and subject to the terms thereof, Parent has granted the Blackstone Entities certain registration rights in respect of the shares of Parent Common Stock to be received by the Blackstone Entities in the Merger, and (ii) a stockholders agreement, attached as Exhibit D hereto (the “Stockholders Agreement” and, together with the Voting Agreement and the Registration Rights Agreement, the “Ancillary Agreements”), pursuant to which and subject to the terms thereof, the Blackstone Entities have (a) the right to nominate one member to the Parent Board, (b) agreed not to take certain actions relating to Parent, and (c) agreed to certain restrictions on the transfer of shares of Parent Common Stock by the Blackstone Entities received in the Merger (and to vote such shares of Parent Common Stock on matters as specified therein);

WHEREAS, if the Second Merger occurs, for U.S. Federal income tax purposes, it is intended that (i) the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement, taken together with the transactions contemplated by the agreement and plan of merger, a form of which is attached as Exhibit E hereto (the “Second Merger Agreement”) , relating to the Second Merger, shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, Parent, the Company and each Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Corp shall be merged with and into the Company, whereupon the separate existence of Merger Corp will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. Immediately after the consummation of the Merger, subject to the terms and conditions set forth in this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLC”), if the 368 Opinion is delivered prior to the Effective Time in accordance with Section 5.18, the Surviving Corporation will be merged with and into Merger LLC, whereupon the separate existence of the Surviving Corporation will cease and Merger LLC shall continue as the surviving entity in the Second Merger (the “Surviving Company”).

Section 1.2 Closing. The closing of the Merger and, if applicable, the Second Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m. local time, on the later of (i) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or valid waiver by the Party entitled to waive such conditions) and (ii) the earlier of (A) the date during the Marketing Period to be specified by Parent on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (B) the first Business Day following the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Corp, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read as set forth in Exhibit A hereto until further amended in accordance with the provisions thereof and applicable Law (subject to Section 5.9).

(b) At the Effective Time, the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Corp as in effect immediately prior to the Effective Time, except the references to Merger Corp’s name shall be replaced by references to “Pinnacle Foods Inc.” until further amended in accordance with the provisions thereof and applicable Law (subject to Section 5.9).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Corp immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Corp immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock of the Company and Merger Corp. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Securities of the Company or Merger Corp:

(a) All shares of Company Common Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or either Merger Sub immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.1(a), and (ii) subject to the provisions of Section 2.4, Appraisal Shares) shall at the Effective Time be converted into the right to receive (x) $18.00 in cash, without interest (such amount of cash, as may be adjusted pursuant to Section 2.2, the “Per Share Cash Amount”), and (y) 0.5 (such ratio, as may be adjusted pursuant to Section 2.2, the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Common Stock (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.3) (the consideration payable in accordance with this Section 2.1(b), collectively, the “Merger Consideration”).

(c) As of the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or (2) shares of Company Common Stock held in book entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.4) the right to receive (A) the Merger Consideration and (B) any other amounts expressly provided herein, without interest, subject to compliance with the procedures set forth in Section 2.5.

(d) Each share of capital stock of Merger Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Article VII, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock and Company Restricted Shares) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.3 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.3, be entitled under Section 2.1(b) and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten consecutive trading days ending with the third complete trading day immediately prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.3 is not a separately bargained-for consideration.

Section 2.4 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Entity of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.1. The Company shall provide reasonably prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.5 Exchange of Company Common Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), and shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.5(b)(ii), book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.5(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.3. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as provided in Section 2.5(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange

Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (B) the number of shares of Parent Common Stock (which shall be in book entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1(b) (after taking into account all other Certificates surrendered by such holder pursuant to this Section 2.5(b)(i)), (C) any dividends or other distributions payable pursuant to Section 2.5(c)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of shares of Company Common Stock previously represented by such Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1(b) (after taking into account all other Book-Entry Shares converted by such holder pursuant to this Section 2.5(b)(ii)), (C) any dividends or distributions payable pursuant to Section 2.5(c)(ii) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.5(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.5(b)(i), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.5(b)(i), payable with respect to such shares of Parent Common Stock.

(ii) Book-Entry Shares. Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares in accordance with this Article II, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.5(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.5(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.5(b)(ii), payable with respect to such shares of Parent Common Stock.

(d) The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.5(c)). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.5(c).

(f) None of Parent, Merger Corp, Merger LLC, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.5(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(h) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Parent, the Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount deducted or withheld pursuant to this Section 2.5(i) shall be treated as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made. In the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Company Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.6 Further Assurances. If, at any time after the Effective Time, the Surviving Entity shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Corp acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.7 Company Stock Options and Other Stock-Based Awards.

(a) As of the Effective Time, each option to acquire shares of Company Common Stock (a “Company Stock Option”) granted under the Company 2007 Stock Incentive Plan or the Company 2013 Omnibus Incentive Plan (the “Company Stock Plans”), other than those Performance Options as set forth in Section 2.7(b), that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall become vested and exercisable in accordance with its terms, shall be assumed by Parent (the “Assumed Company Stock Options”) and shall be converted into a stock option to acquire Parent Common Stock (a “Parent Stock Option”) in accordance with this Section 2.7. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but, taking into account any changes thereto provided for in the Company Stock Plans, in any award agreement or in such Company Stock Option by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Stock Option by (y) the Stock Award Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. For purposes of this Agreement,

“Stock Award Exchange Ratio” means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio. The “Cash Portion Exchange Ratio” means the quotient obtained by dividing (1) the Per Share Cash Amount by (2) an amount equal to the average of the volume weighted average price per share of the Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten consecutive trading days ending with the third complete trading day prior to the Closing Date, weighted by the total volume of trading in Parent Common Stock on each such trading day.

(b) As of the Effective Time, each Performance Option that is unvested and outstanding as of immediately prior to the Effective Time (and which does not become vested as of the Effective Time in accordance with its terms) shall be cancelled at the Effective Time with no consideration paid therefor.

(c) As of the Effective Time, each share of restricted stock granted under the Company Stock Plans (a “Company Restricted Share”), each restricted stock unit granted under the Company Stock Plans (a “Company RSU”) and each performance-based stock unit granted under the Company Stock Plans (a “Company PSU”), other than those Performance Shares and Company PSUs described in Section 2.7(d), that is outstanding immediately prior to the Effective Time (after taking into account any acceleration of vesting or lapse of restrictions thereto provided for in the Company Stock Plans or in any award agreement by reason of this Agreement or the transactions contemplated hereby), shall automatically be cancelled and shall cease to exist, and the holder of such Company Restricted Share, Company RSU, or Company PSU shall be entitled to receive the Merger Consideration, subject to, and in accordance with, Section 2.1 (and an amount in cash equal to any accumulated and unpaid dividends thereon, consistent with the terms of an applicable award agreement), in all cases subject to all applicable Tax withholdings.

(d) As of the Effective Time, each Performance Share that is outstanding and unvested immediately prior to the Effective Time (and which does not become vested in accordance with its terms as of the Effective Time) shall be cancelled at the Effective Time with no consideration paid therefor. Any Company PSU that is outstanding and unvested immediately prior to the Effective Time (and that does not become vested in accordance with its terms as of the Effective Time) shall be cancelled without consideration at the Effective Time, in accordance with its terms.

(e) Prior to the Effective Time, the Company shall take all necessary action to effect the adjustment, assumption or, if applicable, cancellation of the Company Stock Options, Company Restricted Shares, Company RSUs or Company PSUs under this Section 2.7. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options as a result of the actions contemplated by this Section 2.7. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form (or a post-effective amendment to a previously filed registration statement under the Securities Act) with respect to the issuance of shares of Parent Common Stock subject to such Parent Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents filed or furnished prior to the date of this Agreement, the relevance of such documents being reasonably apparent on its face, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other general statements included in such Parent SEC Documents to the extent they are predictive or forward looking in nature; provided, that the disclosure in the Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 3.2, or (b) a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (which Company Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), the Company represents and warrants to Parent and each Merger Sub as follows:

Section 3.1 Organization and Corporate Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent correct and complete copies of (i) its Constituent Documents, as in effect on the date of this Agreement and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Company Capital Stock, the Company Board and all committees of the Company Board, in each case since January 1, 2013 through February 1, 2014. The Company is not in violation of any of its Constituent Documents.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly incorporated, duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of (i) the Constituent Documents of each Company Subsidiary, as in effect on the date of this Agreement, and (ii) with respect to each Company Subsidiary that is a “significant subsidiary” (as such term is defined in Section 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of capital stock of such Company Subsidiary and the board of directors (or other governing body or Person(s) performing similar functions) of such Company Subsidiary and all committees thereof, in each case since January 1, 2013. None of the Company Subsidiaries is in violation of its Constituent Documents.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock,” and together with Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on May 8, 2014, there were (i) 117,295,886 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Preferred Stock issued and outstanding; (iii) 0 shares of Company Common Stock owned by the Company as treasury stock; (iv) 10,195,132 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, including (A) 330,696 shares of Company Common Stock reserved for issuance under the Company 2007 Stock Incentive Plan and (B) 9,864,436 shares of Company Common Stock reserved for issuance under the Company 2013 Omnibus Incentive Plan. As of the date hereof, (1) 3,218,013 shares of Company Common Stock are subject to issuance pursuant to the exercise of Company Stock Options outstanding under the Company Stock Plans, other than Performance Options (whether or not presently exercisable), (2) 171,800 shares of Company Common Stock are subject to issuance pursuant to the exercise of Performance Options (whether or not presently exercisable) outstanding under the Company Stock Plans, (3) there are 256,414 shares of Company Common Stock constituting outstanding Company Restricted Shares (other than Performance Shares), which are reflected in the number of shares of Company Common Stock under Section 3.2(b)(i), (4) there are 1,135,313 shares of Company Common Stock constituting outstanding Performance Shares, which are reflected in the number of shares of Company Common Stock under Section 3.2(b)(i), (5) there are 129,007 shares of Company Common Stock subject to outstanding Company RSUs, which are not reflected in the number of shares of Company Common Stock under Section

3.2(b)(i), and (6) there are 243,446 shares of Company Common Stock subject to outstanding Company PSUs (assuming achievement of target levels of performance), which are not reflected in the number of shares of Company Common Stock under Section 3.2(b)(i). Except as set forth above, no other Securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each grant of Company Stock Options was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof). Each Company Stock Option had, on the date of grant, an exercise price of no less than the fair market value of the shares of Company Common Stock subject to such Company Stock Option.

(d) Except as set forth above, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity Securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options (including in connection with “net” exercises), (ii) required Tax withholding in connection with the exercise of Company Stock Options and vesting of Company Restricted Shares and (iii) forfeitures of Company Stock Options or Company Restricted Shares, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any Securities of any Company Subsidiary, other than pursuant to the Company Benefit Plans.

(e) There are no bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Ancillary Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Securities of the Company or any Company Subsidiary.

(f) The Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any

Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and each Merger Sub of this Agreement, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. Neither the Company nor any of its “affiliates” (as defined in Section 3-601 of the Maryland General Corporation Law (the “MGCL”)) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Parent.

(b) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Mergers upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Mergers and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and (v) declaring that this Agreement is advisable. Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties of Parent in the last sentence of Section 4.4(a), such resolutions are sufficient to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, including the Voting Agreement, the restrictions of Article X of the Company’s Amended and Restated Certificate of Incorporation. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or will apply to this Agreement, the Mergers or the other transactions contemplated hereby, including the Ancillary Agreements.

(c) Assuming the accuracy of the representations and warranties of Parent in the last sentence of Section 4.4(a), the Company Stockholder Approval is the only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement or to approve the Merger and the other transactions contemplated hereby.

(d) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.4 Consents and Approvals; No Conflicts.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not require any consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the Company Stockholder Approval, (iv) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the rules and regulations of the NYSE and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the accuracy of the representations and warranties of Parent in the last sentence of Section 4.4(a), conflict with or violate any provision of the Constituent Documents of the Company or any Company Subsidiaries, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Company Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to the Company or any Company Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), for such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, the “Company SEC Documents”). No Company Subsidiary is, or has at any time since January 1, 2013 been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”), have been derived from the accounting books and records of the Company and the Company Subsidiaries and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP and disclosed in the Company SEC Documents, between January 1, 2013 and the date of this Agreement, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(d) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents (other than confidential treatment requests) is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

(f) Since January 1, 2013, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2013, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. Since January 1, 2013, to the Knowledge of the Company, no attorney representing the Company or any Company Subsidiary has reported to the Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(g) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) as reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement or the Mergers. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Financial Statements or other Company SEC Documents.

Section 3.6 Absence of Certain Changes or Events. Since December 30, 2013 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and Parent Common Stock and at the time of the Company Stockholders Meeting and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent, either Merger Sub or any of their

Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or either Merger Sub for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.8 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2011 (i) the Company and the Company Subsidiaries have complied and are in compliance with all Laws and Orders applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, (ii) neither the Company nor any Company Subsidiary has received any notice from a Governmental Entity alleging that the Company or a Company Subsidiary is not in compliance with any Law or Order and (iii) to the Company’s Knowledge, no Governmental Entity has otherwise identified any instance in which the Company or a Company Subsidiary is or may be in violation of applicable Law or Order.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) are in compliance and since January 1, 2013 have been in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments and (ii) since January 1, 2013 have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company or such Company Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

(c) The Company and the Company Subsidiaries are in compliance with relevant United States and applicable foreign Laws and internal and posted policies concerning privacy and data security.

Section 3.10 Permits. The Company and each of the Company Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a

Company Material Adverse Effect. The operation of the business of the Company and the Company Subsidiaries as currently conducted is not, and has not been since January 1, 2013, in violation of, nor is the Company or any of the Company Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2013, neither the Company nor any Company Subsidiaries have received or been subject to any written notice or, to the Knowledge of the Company, any charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of the Company, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 ERISA Compliance; Excess Parachute Payments.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan.

(b) No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring liability under Title IV of ERISA, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, no Company Benefit Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”) or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. No reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) days’ notice requirement has not been waived has occurred. Neither the Company nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit

Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter or opinion to that effect from the Internal Revenue Service and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter or opinion with respect to each such Company Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan, (ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any Company Subsidiary, and (iii) all contributions required to be made by the Company or any of its ERISA Affiliates to any Company Benefit Plan have been made on or before their applicable due dates. To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, there is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(f) Except as otherwise contemplated under this Agreement, or has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event (i) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant or director of the Company or any of the Company Subsidiaries; (ii) result in the entitlement of any present or former employee, consultant or director of the Company or any of the Company Subsidiaries to severance or termination pay or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (iv) result in any payment under any of the Company Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.11(f) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any employee of the Company or any of the Company Subsidiaries that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive or will receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or 4999 of the Code being imposed on such Person.

Section 3.12 Employee and Labor Matters.

(a) (i) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract; (ii) no labor union, labor organization, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any of the Company Subsidiaries (“Company Business Personnel”); (v) there is no material unfair labor practice charge, material grievance or other material labor-related or employment-related administrative, arbitral or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any arbitration body or any other Governmental Entity (which for the purpose of this representation shall include arbitration proceedings) with respect to the Company Business Personnel; (vi) to the Knowledge of the Company, there are no labor union organizing activities with respect to any Company Business Personnel; (vii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and no such strike, lockout, slowdown or stoppage has occurred in the past five (5) years.

(b) The Company and the Company Subsidiaries have, as applicable, provided notice to and obtained the Consent or opinion of, or otherwise satisfied any applicable procedural and substantive requirements vis-à-vis, any labor union, labor organization, works council or similar representative body, in connection with the execution of this Agreement.

(c) The Company and the Company Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to which the Company or any of the Company Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Since January 1, 2013, (i) the Company and each Company Subsidiary has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all Permits and other governmental authorizations under all Environmental Laws (“Environmental Permits”) to operate as currently operated, and compliance with the terms and conditions thereof, (ii) neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any Company Subsidiary is not in such compliance and (iii) there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Company Subsidiary, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Company Subsidiary to operate as currently planned.

(b) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including, without limitation, the presence, Release or threatened Release of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiaries, or against any Person whose liability for such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

Section 3.14 Properties. Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary that is material to the operation of the business of the Company or any Company Subsidiary (the “Owned Real Property”). Section 3.14(b) of the Company Disclosure Letter sets forth a correct and complete list of all leases, subleases, licenses, use or occupancy or similar agreements that cover real property that is material to the operation of the business of the Company or any Company Subsidiary (as amended or modified from time to time, the “Real Property Leases”) and under which the Company or any Company Subsidiary is a party as tenant, subtenant or in a similar capacity, and sets forth the street address of the real property that is the subject of any Real Property Lease (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has previously made available to

Parent correct and complete copies of each Real Property Lease. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries has good, valid and marketable title to the Owned Real Property and a valid leasehold or sublease interest in the Leased Real Property, in each case, free and clear of all Liens except for Permitted Liens, (ii) each Real Property Lease is valid, in full force and effect and enforceable against the Company or Company Subsidiary that is party thereto, (iii) the Company and the Company Subsidiaries are not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by the Company or any Company Subsidiary) under any Real Property Lease and, to the Knowledge of the Company, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Real Property Lease, (iv) no Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Real Property other than the Company or any Company Subsidiary and (v) all improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and the Company Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. Neither the Company nor any Company Subsidiary is a party to any agreement for the sale of any Real Property. No other real property, other than the Real Property, is material to the operation of the business by the Company as conducted as of the date hereof.

Section 3.15 Tax Returns and Tax Payments. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect (provided the foregoing exception shall not apply to clauses (m) or (n) below):

(a) The Company and the Company Subsidiaries have timely filed (or, as to the Company Subsidiaries, the Company has filed on behalf of such Company Subsidiaries) all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects.

(b) The Company and the Company Subsidiaries have paid (or, as to the Company Subsidiaries, the Company has paid on behalf of such Company Subsidiaries) all Taxes require to be paid, whether or not shown to be due on any Tax Returns or has provided (or, as to the Company Subsidiaries, the Company has made provision on behalf of such Company Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

(c) Neither the Company nor any of the Company Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes.

(d) No claim for unpaid Taxes has been asserted against the Company or any of the Company Subsidiaries by a Tax authority.

(e) There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate Proceedings and with respect to which adequate reserves have been taken.

(f) No audit of any Tax Return of the Company or any of the Company Subsidiaries is being conducted by a Tax authority.

(g) Neither the Company nor any of the Company Subsidiaries (A) is or since January 1, 2011 has been a member of a group (other than a group the common parent of which is the Company and/or any Company Subsidiary and includes only the Company and/or Company Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(h) Neither the Company nor any of the Company Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement with any third-parties (other than commercial agreements the primary subject matter of which is not Tax matters).

(i) Since January 1, 2011, no written claim has been made by any Tax authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(j) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) as a result of Section 108(i) of the Code.

(k) None of the Company or any Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder.

(l) In the last five years, none of the Company or any Company Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m) Neither the Company nor any Company Subsidiary has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) To the Knowledge of the Company, the Merger is not part of a plan or series of related transactions that includes the Spin-Off within the meaning of section 355(e) of the Code on the part of the Company.

Section 3.16 Company Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner.

(b) Each of the Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Company Material Adverse Effect, the Company, or the applicable Company Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Since January 1, 2013, neither the Company nor any of the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Company Material Contract. Neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete (in all material respects) list of all Intellectual Property currently registered or subject to a pending application for registration in the name of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, the Company or a Company Subsidiary is the sole and exclusive owner of all such Intellectual Property.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and the Company Subsidiaries own, license or otherwise have the valid right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of the Company, have been threatened in writing (including cease and desist letters or requests for a patent license) since January 1, 2013 against the Company or any Company Subsidiary with regard to any Intellectual Property; (C) the operation of the Company’s and the Company Subsidiaries’ businesses as currently conducted and as conducted since January 1, 2013 does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries; (D) all registrations and applications for Company Material Intellectual Property owned by the Company or any of the Company Subsidiaries are subsisting and unexpired and to the Knowledge of the Company, are valid and enforceable; (E) the Company and the Company Subsidiaries take commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Company Material Intellectual Property, and to the Knowledge of the Company, there has not been any disclosure of any Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of such Trade Secrets or other rights in and to such information; and (F) the Company and the Company Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein), and there have been no violations of Law or the policies and procedures of the Company and the Company Subsidiaries with respect to same since January 1, 2013.

(c) To the Knowledge of Company, the Key Company Trademarks are available for use and registration by the Company and Company Subsidiaries in connection with the corresponding food or beverage products to which they pertain in each of the jurisdictions set forth in Section 3.17(c) of the Company Disclosure Letter.

Section 3.18 Related Party Transactions. There are no Contracts between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Section 3.19 Insurance. All insurance policies (“Policies”) with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of the Company Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the Policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. All appropriate insurers under the Policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Company, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.20 FDA/USDA/FTC Product Matters. Without limiting the generality of Section 3.9:

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, the Company, the Company Subsidiaries and all products manufactured or marketed by the Company or any Company Subsidiary (the “Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Entity responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any Permits granted to the Company or any Company Subsidiary by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b) None of (i) the Company, the Company Subsidiaries, any Product or the facilities in which the Products are manufactured, processed, packaged or held or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2011 has been subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which the Company or a Company Subsidiary responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, none of (i) the Company, the Company Subsidiaries, or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. To the Knowledge of the Company, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Products or (y) a termination or suspension of the marketing of such Products.

Section 3.21 Broker’s Fees. Neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Company Subsidiaries has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.22 Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock (other than holders who enter into an Ancillary Agreement in connection with the Merger and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, each of Parent, Merger Corp and Merger LLC acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or any Company Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Company Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent, Merger Corp or Merger LLC, any Affiliate of Parent or any Person acting on any of their behalf.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND THE MERGER SUBS

Except as otherwise disclosed in (a) the Parent SEC Documents filed or furnished prior to the date of this Agreement, the relevance of such documents being reasonably apparent on its face, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other general statements included in such Parent SEC Documents to the extent they are predictive or forward looking in nature; provided, that the disclosure in the Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.3, or (b) a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (which Parent Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), Parent and each Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Corporate Power.

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Merger Corp is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Merger LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent, Merger Corp and Merger LLC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available to the Company correct and complete copies of (i) its Constituent Documents, as in effect on the date of this Agreement and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Parent Capital Stock, the Parent Board and all committees of the Parent Board, in each case from January 1, 2013 through February 1, 2014. Parent is not in violation of any of its Constituent Documents.

(c) Section 4.1(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a correct and complete list of (i) each Subsidiary of Parent (individually, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) and (ii) each Parent Subsidiary’s jurisdiction of incorporation or organization. Each Parent Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly incorporated, duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Subsidiaries is in violation of its Constituent Documents.

Section 4.2 Capitalization of Merger Subs.

(a) Since its date of incorporation, neither Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Corp consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

(c) The authorized equity interests of Merger LLC consists of common interests, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. For U.S. Federal income tax purposes, Merger LLC is and always has been a disregarded entity of Parent.

Section 4.3 Parent Capitalization.

(a) The authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock and 13,500,000 shares of preferred stock, no par value (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Capital Stock”).

(b) As of the close of business on May 8, 2014, there were (i) 122,683,627 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding and (ii) 6,891,699 shares of Parent Common Stock issuable upon the exercise of outstanding stock options to acquire shares of Parent Common Stock (whether or not presently vested or exercisable) and outstanding restricted stock units (including performance stock units) with respect to Parent Common Stock (whether or not presently vested). Except as set forth above, and for shares of Parent Common Stock reserved for issuance under Parent equity plans, as of the close of business on May 8, 2014, no other Securities of Parent are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been, and any shares of Parent Common Stock issued upon the exercise of outstanding stock options to acquire shares of Parent Common Stock and vesting of restricted stock units (including performance stock units) with respect to Parent Common Stock will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each grant of stock options to acquire shares of Parent Common Stock was validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof). Each grant of stock options to acquire shares of Parent Common Stock had, on the date of grant, an exercise price of no less than the fair market value of the shares of Parent Common Stock subject to such stock options.

(d) Except as set forth above and except for ordinary course equity grants under the Parent’s equity plans made after the date of this Agreement and prior to the Effective Time, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent or any Parent Subsidiary is a party, or by which Parent or any Parent Subsidiary is bound, obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities of Parent or of any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Parent to make any payment based on or resulting from the value or price of Parent Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity Securities of Parent in connection with (i) the payment of the exercise price of stock options to acquire Parent Common Stock (including in connection with “net” exercises), (ii) required Tax withholding in connection with the exercise of stock options to acquire Parent Common Stock and vesting of restricted stock units (including performance stock units) with respect to Parent Common Stock and (iii) forfeitures of stock options to acquire Parent Common Stock or restricted stock units (including performance stock units) with respect to Parent Common Stock, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or any Securities of any Parent Subsidiary, other than pursuant to Parent Benefit Plans.

(e) There are no bonds, debentures, notes or other Indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matters on which stockholders of Parent may vote. Except for the Ancillary Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party or of which Parent has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Securities of Parent or any Parent Subsidiary.

(f) Parent is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Parent Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by Parent have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Parent Subsidiaries and investments in marketable securities and cash equivalents, Parent does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 4.4 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Parent, Merger Corp and Merger LLC has full corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to the approval by a majority of votes cast at the Parent Stockholder Meeting (such approval relating to the Parent Stock Issuance, the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by each of Parent, Merger Corp and Merger LLC of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by Parent, Merger Corp and Merger LLC of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Corp and Merger LLC, subject, in the case of the Parent Stock Issuance, to receipt of the Parent Stockholder Approval. Parent, as sole stockholder of Merger Corp, will adopt this Agreement immediately following its execution. Parent, as sole member of Merger LLC, will adopt the Second Merger Agreement immediately following the execution hereof. Each of Parent, Merger Corp and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and each Merger Sub’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. For the three-year period ending on the date immediately prior to the date hereof, neither Parent nor either Merger Sub, nor any “affiliate” or “associate” of either of them, has been an “interested stockholder” of the Company, as such terms are defined in Article X of the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof.

(b) The Parent Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger, the Parent Stock Issuance and the other transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, (iii) directing that the Parent Stock Issuance be submitted to the stockholders of Parent for approval, (iv) recommending that Parent’s stockholders approve the Parent Stock Issuance (the “Parent Recommendation”) and (v) declaring that this Agreement is advisable. Subject to Section 5.4, the Parent Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties of the Company in the last sentence of Section 3.3(a), such resolutions are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions of Sections 3-601 through 3-605 of the MGCL, to the extent such restrictions would be applicable to this Agreement, the Merger or the other transactions contemplated hereby. No other Takeover Laws apply or will apply to Parent pursuant to this Agreement, the Merger or the other transactions contemplated hereby.

(c) Assuming the accuracy of the representations and warranties of the Company in the last sentence of Section 3.3(a), the Parent Stockholder Approval is the only vote of holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and the other transactions contemplated hereby.

(d) Parent is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 4.5 Consents and Approvals; No Conflicts.

(a) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity, other than (i) the filing with the SEC of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the filing of a certificate of merger with respect to the Second Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLC, (iv) the Parent Stockholder Approval, (v) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the NYSE and (D) the HSR Act, and (vi) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of Parent or any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5(a) and the Parent Stockholder Approval is duly obtained in accordance with the MGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), for such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (such documents, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, the “Parent SEC Documents”). No Parent Subsidiary is, or has at any time since January 1, 2013 been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Parent SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”), have been derived from the accounting books and records of Parent and the Parent Subsidiaries and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP and disclosed in the Parent SEC Documents, between January 1, 2013 and the date of this Agreement, Parent has not made or adopted any material change in its accounting methods, practices or policies.

(d) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents (other than confidential treatment requests) is, to the Knowledge of Parent, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

(f) Since January 1, 2013, Parent has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2013, to the Knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2013, to the Knowledge of Parent, no attorney representing Parent or any of the Parent Subsidiaries has reported to the Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by Parent or any of its executive officers or directors.

(g) Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) as reflected or reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Parent SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement or the Mergers. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in the Parent SEC Financial Statements or other Parent SEC Documents.

Section 4.7 Absence of Certain Changes or Events. Since June 29, 2013 through the date of this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Parent Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or either Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and Parent Common Stock and at the time of the Company Stockholders Meeting and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or either Merger Sub regarding such portions thereof that relate expressly to the Company or any Company Subsidiaries or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.9 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2011 (i) Parent and the Parent Subsidiaries have complied and are in compliance with all Laws and Orders applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, (ii) neither Parent nor any Parent Subsidiary has received any notice from a Governmental Entity alleging that Parent or a Parent Subsidiary is not in compliance with any Law or Order and (iii) to Parent’s Knowledge, no Governmental Entity has otherwise identified any instance in which Parent or a Parent Subsidiary is or may be in violation of applicable Law or Order.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries (i) are in compliance and since January 1, 2013 have been in compliance with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments and (ii) since January 1, 2013 have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent or such Parent Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

(c) Parent and the Parent Subsidiaries are in compliance with relevant United States and applicable foreign Laws and internal and posted policies concerning privacy and data security.

Section 4.11 Permits. Parent and each of the Parent Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The operation of the business of Parent and the Parent Subsidiaries as currently conducted is not, and has not been since January 1, 2013, in violation of, nor is Parent or any Parent Subsidiary in default or violation under, any Permit, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no actions pending or, to the Knowledge of Parent, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2013, neither Parent nor any Parent Subsidiaries have received or been subject to any written notice or, to the Knowledge of Parent, any charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of Parent, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12 ERISA Compliance; Excess Parachute Payments.

(a) Section 4.12(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of each material Parent Benefit Plan.

(b) No liability under Title IV of ERISA has been incurred by Parent or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and no condition exists that could reasonably be likely to result in Parent or any of its ERISA Affiliates incurring liability under Title IV of ERISA, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, no Parent Benefit Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a “Parent Title IV Plan”) or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Title IV Plan or

any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Parent Title IV Plan ended prior to the Effective Time. No reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) days’ notice requirement has not been waived has occurred. Neither Parent nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter or opinion to that effect from the Internal Revenue Service and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letter or opinion with respect to each such Parent Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Benefit Plan, (ii) there are no pending or, to the Knowledge of Parent, threatened Proceedings against any Parent Benefit Plan, any fiduciary thereof, Parent or any Subsidiary of Parent, and (iii) all contributions required to be made by Parent or any of its ERISA Affiliates to any Parent Benefit Plan have been made on or before their applicable due dates. To the Knowledge of Parent, none of Parent, any of the Parent Subsidiaries, any officer of Parent or of any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any Subsidiary of Parent or any officer of Parent or of any Subsidiary of Parent to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(e) Except as set forth in Section 4.11(e) of the Parent Disclosure Letter, there is no current or projected liability in respect of post-employment or postretirement health or medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Parent or any of its ERISA Affiliates from amending or terminating any Parent Benefit Plan providing health or medical benefits in respect of any current or former employees of Parent or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(f) Except as otherwise contemplated under this Agreement, or has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event (i) result in the accelerated vesting or payment of, or any increase in, or the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant or director of Parent or any of its Subsidiaries; (ii) result in the entitlement of any present or former employee, consultant or director of Parent or any of its Subsidiaries to severance or termination pay or benefits; (iii) limit or restrict the right of Parent to merge, amend or terminate any of the Parent Benefit Plans; or (iv) result in any payment under any of the Parent Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no agreement, plan, arrangement or other Contract covering any employee of Parent or any of the Parent Subsidiaries that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No director, officer, employee or independent contractor of Parent or any Parent Subsidiary is entitled to receive or will receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or 4999 of the Code being imposed on such Person.

Section 4.13 Employee and Labor Matters.

(a) (i) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract; (ii) no labor union, labor organization, works council, or group of employees of Parent or any of the Parent Subsidiaries has made a pending demand for recognition or certification; (iii) to the Knowledge of Parent, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries has engaged in any material unfair labor practice with respect to any individuals employed by or otherwise performing services for Parent or any of its Subsidiaries (“Parent Business Personnel”); (v) there is no material unfair labor practice charge, material grievance or other material labor-related or employment-related administrative, arbitral or judicial complaint, action or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries by the National Labor Relations Board, any arbitration body or any other Governmental Entity (which for the purpose of this representation shall include arbitration proceedings) with respect to the Parent Business Personnel; (vi) to the Knowledge of Parent, there are no labor union organizing activities with respect to any Parent Business Personnel; (vii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries and no such strike, lockout, slowdown or stoppage has occurred in the past five (5) years.

(b) Parent and the Parent Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to which Parent or any of the Parent Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Since January 1, 2013, (i) Parent and each of the Parent Subsidiaries has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits to operate as currently operated, and compliance with the terms and conditions thereof, (ii) neither Parent nor any of the Parent Subsidiaries has received any written communication alleging that Parent or any of its Subsidiaries is not in such compliance and (iii) there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by Parent or any Parent Subsidiary, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for Parent or any Parent Subsidiary to operate as currently planned.

(b) There is no Environmental Claim pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries, or to the Knowledge of Parent against any Person whose liability for any Environmental Claim Parent or any of the Parent Subsidiaries has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Parent, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including, without limitation, the presence, Release or threatened Release of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries, or against any Person whose liability for such Environmental Claim Parent or any of the Parent Subsidiaries has retained or assumed either contractually or by operation of law.

Section 4.15 Properties. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and each of the Parent Subsidiaries has good, valid and marketable title to the real property owned by Parent or any Parent Subsidiary that is material to the operation of the business of Parent or any Parent Subsidiary (the “Parent Owned Real Property”) and a valid leasehold or sublease interest in the real property that is material to the operation of the business of Parent or any Parent Subsidiary (the “Parent Leased Real Property”), in each case, free and clear of all Liens except for Permitted Liens, (ii) each lease, sublease, license, use or occupancy or similar agreements for Parent Leased Real Property (a “Parent Real Property Lease”) is valid, in full force and effect and enforceable against Parent or any Parent Subsidiary that is party thereto, (iii) Parent and the Parent Subsidiaries are not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by Parent or any Parent Subsidiary) under any Parent Real Property Lease and, to the Knowledge of Parent, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Parent Real Property Lease, (iv) no Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Parent Real Property other than Parent or any Parent Subsidiary and (v) all improvements located on the Parent Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of Parent and Parent Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. Neither Parent nor any Parent Subsidiary is a party to any agreement for the sale of any Parent Real Property. No other real property, other than the Parent Real Property, is material to the operation of the business by Parent as conducted as of the date hereof.

Section 4.16 Tax Returns and Tax Payments. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect (provided the foregoing exception shall not apply to clause (m) or (n) below):

(a) Parent and the Parent Subsidiaries have timely filed (or, as to the Parent Subsidiaries, Parent has filed on behalf of such Subsidiaries) all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects.

(b) Parent and the Parent Subsidiaries have paid (or, as to the Parent Subsidiaries, Parent has paid on behalf of such Subsidiaries) all Taxes require to be paid, whether or not shown to be due on any Tax Returns or has provided (or, as to the Parent Subsidiaries, Parent has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

(c) Neither Parent nor any of the Parent Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes.

(d) No claim for unpaid Taxes has been asserted against Parent or any of the Parent Subsidiaries by a Tax authority.

(e) There are no Liens for Taxes upon the assets of Parent or any Parent Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate Proceedings and with respect to which adequate reserves have been taken.

(f) No audit of any Tax Return of Parent or any of the Parent Subsidiaries is being conducted by a Tax authority.

(g) Neither Parent nor any of the Parent Subsidiaries (A) is or since January 1, 2011 has been a member of a group (other than a group the common parent of which is Parent and/or any of the Parent Subsidiaries and includes only Parent and/or the Parent Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than Parent or any of the Parent Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(h) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement with any third-parties (other than commercial agreements the primary subject matter of which is not Tax matters).

(i) Since January 1, 2011, no written claim has been made by any Tax authority in a jurisdiction where Parent or any of the Parent Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(j) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) as a result of Section 108(i) of the Code.

(k) None of Parent or any of the Parent Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder.

(l) In the last five years, none of Parent or any of the Parent Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code, in each case, other than the Spin-Off.

(m) Parent Knows of no facts, circumstances or transactions that would reasonably be expected to adversely affect the intended Tax treatment of Parent’s spin-off of DE US, Inc., Delaware corporation (“Spinco”), and any related transactions (including the acquisition of Spinco by MASTER BLENDERS 1753, B.V., an entity organized under the laws of the Netherlands) (the “Spin-Off”), as reflected in the private letter ruling from the Internal Revenue Service and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of June 28, 2012 in respect of such transactions (the “Intended Tax Treatment”).

(n) Assuming the 368 Opinion is delivered, neither Parent nor any Parent Subsidiary has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Parent SEC Documents have been so filed in a timely manner.

(b) Each of the Parent Material Contracts are valid, binding and in full force and effect and are enforceable by Parent or the applicable Parent Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Parent Material Adverse Effect, Parent, or the applicable Parent Subsidiary, has performed all obligations required to be performed by it under the Parent Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Parent, no other party to any Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Parent Material Contract. Neither Parent nor any of the Parent Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.

Section 4.18 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and the Parent Subsidiaries own, license or otherwise have the valid right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of Parent, have been threatened in writing (including cease and desist letters or requests for a patent license) since January 1, 2013 against Parent or the Parent Subsidiaries with regard to any Intellectual Property; (C) the operation of Parent’s and the Parent Subsidiaries’ businesses as currently conducted and as conducted since January 1, 2013 does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of Parent, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to Parent or any of the Parent Subsidiaries; (D) all registrations and applications for Parent Material Intellectual Property owned by Parent or any of the Parent Subsidiaries are subsisting and unexpired, and to the Knowledge of Parent, are valid and enforceable; (E) Parent and the Parent Subsidiaries take commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Parent Material Intellectual Property, and to the Knowledge of Parent, there has not been any disclosure of any Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of such Trade Secrets or other rights in and to such information; and (F) Parent and the Parent Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein), and there have been no violations of Law or the policies and procedures of Parent and the Parent Subsidiaries with respect to same since January 1, 2013.

Section 4.19 Related Party Transactions. There are no Contracts between Parent or any Parent Subsidiary, on the one hand, and Parent’s Affiliates (other than Parent Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Section 4.20 Insurance. All Policies with respect to the business and assets of Parent and the Parent Subsidiaries are in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of Parent Subsidiaries is in material breach or default, and neither Parent nor any of the Parent Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Policies. With respect to each of the legal proceedings set forth in the Parent SEC Documents, no such insurer has informed Parent or any of the Parent Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have not received any written notice of cancellation of any of the Policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. All appropriate insurers under the Policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to Parent, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.21 Financing. Parent has delivered to the Company (i) a correct and complete fully executed copy of the commitment letter, dated as of May 12, 2014, between Parent, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”) and (ii) a correct and complete fully executed copy of the fee letter referenced in the Commitment Letter (the “Fee Letter”) (it being understood that such letter has been redacted to omit the fee amounts and market flex provisions therein). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the lender thereunder has committed to lend the amounts set forth therein (the provision of such funds as set forth therein, together with the proceeds of any Senior Notes (as defined in the Commitment Letter) contemplated thereby, but subject to the provisions of Section 5.11, the “Financing”) for the purposes set forth in such Commitment Letter. Neither the Commitment Letter nor the Fee Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other party thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. There are no conditions precedent (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Company’s representations and warranties contained in Article III in all material respects, the net proceeds contemplated from the Financing will, in the aggregate, be sufficient for the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid pursuant to Article II hereof, the funding of any required refinancings or repayments of any existing Indebtedness of the Company (including the redemption of all of the Notes and satisfaction and discharge of the Indenture as set forth in Section 5.12) or Parent in connection with the Mergers and the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Corp, Merger LLC and the Surviving Corporation in connection with the Mergers and the Financing. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and each Merger Sub’s obligations under this Agreement and the payment of the required refinancing or repayments of certain existing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing.

Section 4.22 FDA/USDA/FTC Product Matters. Without limiting the generality of Section 4.10:

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2011, Parent, the Parent Subsidiaries and all products manufactured or marketed by Parent or any Parent Subsidiary (the “Parent Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA thereunder, the applicable statutes, regulations and requirements of the USDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements and any applicable requirements established by any Food Authority, and (ii) all terms and conditions imposed in any Permits granted to Parent or any Parent Subsidiary by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b) None of (i) Parent, the Parent Subsidiaries, any Parent Product or the facilities in which the Parent Products are manufactured, processed, packaged or held or (ii) to the Knowledge of Parent, with respect to the Parent Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Parent Products, has received or is subject to, or since January 1, 2011 has been subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which Parent or a Parent Subsidiary responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2011, none of (i) Parent, the Parent Subsidiaries, or (ii) to the Knowledge of Parent, with respect to the Parent Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Parent Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Parent Product. To the Knowledge of Parent, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Parent Products or (y) a termination or suspension of the marketing of such Parent Products.

Section 4.23 Broker’s Fees. Neither Parent nor any of its officers or directors, nor any Merger Sub nor any of their respective officers or directors, on behalf of Parent or any Merger Sub, has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 4.24 Opinion of Financial Advisors. The Parent Board has received the opinion from each of Centerview Partners and Goldman, Sachs & Co., to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, the Company acknowledges that neither Parent, Merger Corp, Merger LLC nor any Person acting on their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

ARTICLE V

COVENANTS

Section 5.1 Company Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its executive officers and key employees on commercially reasonable terms and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Food Authorities. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent in each instance (such consent (other than with respect to clauses (b) or (d) below) not to be unreasonably withheld, conditioned or delayed):

(a) amend the Constituent Documents of the Company or any Company Subsidiary (including by merger, consolidation or otherwise);

(b) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other Lien of (i) any shares of Company Capital Stock or any other Securities of the Company or any Company Subsidiary, or any rights, warrants, options, calls, restricted stock units, stock appreciation rights, commitments or any other agreements of any character to purchase or acquire any Company Capital Stock or other Securities of the Company or any Company Subsidiary, or (ii) any other Securities in respect of, in lieu of, or in substitution for, any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary outstanding on the date hereof, other than, in the case of clauses (i) and (ii), the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options and the vesting of Company Restricted Shares under the Company Benefit Plans in the ordinary course of business consistent with past practice;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary (other than pursuant to the Company Benefit Plans), or split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;

(d) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary or otherwise make any payments to its or their stockholders or other equityholders in their capacity as such, other than (i) subject to Section 5.19, regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not exceeding $0.21 per share of Company Common Stock with declaration, record and payment dates in accordance with the Company’s historical practice over the past twelve months and (ii) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or to another direct or indirect wholly owned Company Subsidiary;

(e) (i) other than borrowings under the Company’s credit facilities and other lines of credit in existence as of the date of this Agreement in an amount not to exceed $5,000,000, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person other than a wholly owned Company Subsidiary, make any loans, advances or capital contributions to, or investments in, any other Person other than a wholly owned Company Subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of the Company or the Company Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; provided that no Indebtedness incurred by the Company or the Company Subsidiaries shall have any voting rights associated therewith or (ii) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than (1) as required in accordance with its terms or expressly required by this Agreement or (2) in the ordinary course of business consistent with past practice;

(f) sell, transfer, lease, license, mortgage, pledge, encumber, incur any Lien on, or otherwise dispose of, or agree to do any of the foregoing with respect to any of its material properties, assets, licenses, operations, rights, product lines, businesses or interests therein (including Intellectual Property) except (A) in the ordinary course of business consistent with past practice, (B) pursuant to contracts in force on the date of this Agreement, (C) dispositions of out of service, obsolete or worthless assets or (D) for transfers among the Company and the Company Subsidiaries;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, outside the ordinary course of business consistent with past practice from any other Person (other than such transactions among the Company and the Company Subsidiaries) with a value or purchase price in excess of $250,000, individually, or $1,000,000 in the aggregate when taken with all other such ordinary course acquisitions or investments, or that would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date or increasing the likelihood of a failure to satisfy the conditions set forth in Section 6.1(c) or Section 6.1(e);

(h) make or authorize any payment of, accrual or commitment for, capital expenditures in excess of $1,000,000 in the aggregate more than the amount listed on the budget previously made available to Parent;

(i) (i) enter into, materially modify or terminate (except expirations in accordance with its terms) any Contract that is or would be a Company Material Contract or material Real Property Lease, or waive, release or assign any material rights or claims thereunder or (ii) enter into, modify, amend, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of the Company and the Company Subsidiaries to consummate the Mergers and the other transactions contemplated by this Agreement, (2) impair in any material respect the ability of the Company and the Company Subsidiaries to conduct their business in the ordinary course consistent with past practice or (3) adversely affect in a material respect the expected benefits of the Mergers;

(j) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would materially restrict or limit, in any respect, the operations of the Company, the Company Subsidiaries or, upon completion of the Mergers, Parent or its Subsidiaries;

(k) (i) except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (a) increase benefits payable under any existing severance or termination pay policies, employment agreements or other arrangements with any director, employee or officer, (b) enter into or amend any employment, consulting, indemnification, retention, severance, termination, deferred compensation or other similar agreement with any director, officer, consultant or employee, (c) establish, adopt, terminate or amend any Company Benefit Plan, or (d) grant, award or increase any compensation, bonus or other benefits (or accelerate the payment or benefits) payable to any director, officer, consultant or employee other than salary or wage rate increases to non-officer employees in the ordinary course of business consistent with past practice or (ii) pay, promise to pay or agree to pay any amount to any director, consultant or officer-level employee unless such payment is required by the express terms of an agreement, plan, program or arrangement that is set forth on Section 3.11(a) of the Company Disclosure Letter as of the date of this Agreement or is otherwise made to such individual in the ordinary course of business consistent with past practice;

(l) adopt, enter into, modify, amend or terminate any collective bargaining agreement, agreement with any works council or labor Contract;

(m) engage in any action, or fail to take any action, that could cause a partial or complete withdrawal, or could give rise to any liability with respect to partial or complete withdrawal, pursuant to any multiemployer plan within the meaning of Section 3(37) of ERISA;

(n) settle, or offer or propose to settle any litigation or other Proceeding or dispute (i) for an amount in excess of $250,000 or (ii) which would include any non-monetary relief that would materially affect, the Company or the Company Subsidiaries from and after the Closing Date;

(o) except as required by GAAP, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

(p) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary;

(q) (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability of the Company or any Company Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(r) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied; or

(s) agree, resolve or commit to take any of the actions prohibited by this Section 5.1.

Without limitation of any provisions of this Section 5.1, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain vested in the relevant Party, subject to the terms and conditions of this Agreement.

Section 5.2 Parent Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, unless the Company otherwise agrees in writing, Parent shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its executive officers and key employees on commercially reasonable terms and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Food Authorities. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Company in each instance (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Constituent Documents of Parent (including by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Mergers or adversely affect the holders of Company Common Stock whose shares may be converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(b) issue, sell or authorize the issuance or sale of Parent Capital Stock for a purchase price that is below the then fair market value of such Parent Capital Stock;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Parent Capital Stock or other Securities of Parent (other than pursuant to Parent Benefit Plans or stock repurchase plans disclosed in the Parent SEC Documents), or split, combine, subdivide, consolidate or reclassify any shares of Parent Capital Stock;

(d) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Parent Capital Stock or other Securities of Parent or any of its Subsidiaries or otherwise make any payments to its or their stockholders or other equityholders in their capacity as such, other than (i) subject to Section 5.19, regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock not exceeding $0.175 per share of Parent Common Stock with declaration, record and payment dates in accordance with Parent’s historical practice over the past twelve months, (ii) dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or to another direct or indirect wholly owned Subsidiary of Parent, (iii) dividends and distributions of a Subsidiary of Parent required by the terms of any Contracts existing on the date of this Agreement and (iv) dividend equivalents that accrue pursuant to the terms of Parent equity or equity-related awards;

(e) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital (other than such transactions among the Company and the Company Subsidiaries) that would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date or increasing the likelihood of a failure to satisfy the conditions set forth in Section 6.1(c) or Section 6.1(e);

(f) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent;

(g) take any action nor fail to take any action if such action or such failure would reasonably be expected to result in the Spin-Off failing to qualify for its Intended Tax Treatment;

(h) enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Mergers and other transactions contemplated by this Agreement;

(i) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied; or

(j) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

Section 5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and Parent and the Company, as applicable, shall file with the SEC the Joint Proxy Statement to be sent to the stockholders of Parent relating to the Parent Stockholders Meeting and to the stockholders of the Company relating to the Company Stockholders Meeting and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent or the Company, in each case without providing the other Party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. Each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the adoption of this Agreement, and (y) take all other action necessary or advisable to secure the Company Stockholder Approval. Except as expressly permitted in Section 5.4(b), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Company Recommendation, (ii) take any other action or make any other statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal).

(c) Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) solely for the purpose of seeking the Parent Stockholder Approval. If the Parent Board has not made a Parent Adverse Recommendation Change, Parent shall, through the Parent Board, make the Parent Recommendation, and shall include such Parent Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval of the Parent Stock Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Except as expressly permitted in Section 5.4(b), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Parent Recommendation, (ii) take any other action or make any other statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal (whether or not a Superior Proposal).

(d) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date and as soon as practicable after the date of this Agreement.

Section 5.4 No Solicitation.

(a) Each of Parent and the Company shall immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal and, if applicable, shall seek to have returned to the Company or Parent any confidential information that has been provided in any such discussions or negotiations. From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article VII, each of the Company and Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to obtaining the

Company Stockholder Approval (in the case of the Company) or the Parent Stockholder Approval (in the case of Parent), following the receipt of a Superior Proposal or a Takeover Proposal that the Company Board or Parent Board, as applicable, determines in good faith is reasonably expected to lead to a Superior Proposal and that in either case was unsolicited and made after the date of this Agreement in circumstances not otherwise involving a breach of this Agreement, and the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Takeover Proposal would be inconsistent with its fiduciary duties (it being understood that, for all purposes of this Agreement as it relates to Parent, references to fiduciary duties shall include the duties of individual directors under the MGCL) to the Company’s stockholders or Parent’s stockholders, as applicable, under applicable Law, the Company or Parent may, in response to such Takeover Proposal, and subject to compliance with Section 5.4(c), (A) furnish information with respect to the Company or Parent, as applicable, to the party making such Takeover Proposal pursuant to a confidentiality agreement (an “Acceptable Confidentiality Agreement”) that contains provisions not less favorable to the Company or Parent, as the case may be, than those contained in the Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not include a comparable standstill provision if the Company or Parent, as applicable, (x) waives the standstill provisions of the Confidentiality Agreement in favor of the other Party or (y) similarly modifies the standstill provisions of the Confidentiality Agreement applicable to the other Party, and (B) engage in discussions or negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other Representative of each of the Company or Parent, as applicable, or any of their respective Subsidiaries shall be deemed to be a breach of this Section 5.4(a) by the Company or Parent, as applicable.

(b) Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Company Board, may or, prior to receipt of Parent Stockholder Approval, the Parent Board, may (in each case, subject to compliance with this Section 5.4(b) and to compliance with Sections 5.4(a) and 5.4(c)) effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable (each an “Adverse Recommendation Change”) if (and only if): (i) a written Takeover Proposal that was not solicited in violation of this Agreement is made to the Company or Parent, as applicable, by a third party and such Takeover Proposal is not withdrawn; (ii) the Company Board or the Parent Board, as applicable, concludes in good faith, after consultation with the Company’s or Parent’s, as applicable, outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (iii) the Company Board or the Parent Board, as applicable, concludes in good faith, after consultation with the Company’s or Parent’s, as applicable, outside legal counsel, that the failure to make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company or Parent, as applicable, under applicable Laws; (iv) the board effecting the Adverse Recommendation Change provides the other Party at least two (2) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.4(c), as well as a copy of such Takeover Proposal; (v) during the four (4) Business Days following such written notice (or such shorter period as is specified below), the board effecting the Adverse Recommendation Change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions contemplated hereby proposed by the other party in response to such Superior Proposal; and (vi) at the end of the four (4) Business Day period described in the foregoing clause (v), the Company Board or Parent Board, as applicable, concludes in good faith, after consultation with the Company’s and Parent’s, as applicable, (x) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other party), that the Takeover Proposal continues to be a Superior Proposal and (y) outside legal counsel, that the failure to make such Company Adverse Recommendation Change or Parent Adverse Recommendation Change would be inconsistent with the exercise by the Company Board or Parent Board of its fiduciary duties to the stockholders of the Company or Parent under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 5.4; provided, however, that the notice period and the period during which the Company Board or Parent Board (as applicable) effecting the Adverse Recommendation Change and its Representatives are required to negotiate in good faith with the other Party regarding any revisions to the terms of this Agreement proposed by the other Party in response to such new Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) two (2) Business Days after the board effecting the applicable Adverse Recommendation Change provides written notice of such new Takeover Proposal to the other Party and (y) the end of the original four (4) Business Day period described in clause (v) above. Nothing in this Section 5.4(b) shall permit any Party or its board to enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or Superior Proposal (other than an Acceptable Confidentiality Agreement). Unless this Agreement has been terminated in accordance with Section 7.1, the Company Board and/or Parent Board shall submit this Agreement (and, in the case of the Parent Board, the Parent Stock Issuance) to its stockholders even if the Company Board or Parent Board shall have effected an Adverse Recommendation Change, and the Company Board or Parent Board may not submit to the vote of their stockholders any Takeover Proposal other than the transactions contemplated by this Agreement.

(c) In addition to the obligations of the Company and Parent set forth in Sections 5.4(a) and 5.4(b), the Company or Parent shall promptly, and in any event no later than 24-hours after it receives any Takeover Proposal, advise the other Party orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal and shall keep the other Party promptly advised of all changes to the material terms of any Takeover Proposal. Each of the Company and Parent, shall, prior to or concurrently with the time it is provided to any third Persons, provide to the other Party any non-public information concerning the Company or Parent and their Subsidiaries that the Company or Parent provides (including through its Representatives) to any third Person in connection with any Takeover Proposal that was not previously provided to the other Party.

(d) Nothing contained in this Section 5.4 or Section 5.5, but in all cases subject to Section 5.3(b) or Section 5.3(c), as applicable, shall prohibit the Company Board or the Parent Board from (i) taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by

Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to their stockholders if the Company Board or Parent Board determines in good faith, after consultation with the Company’s or Parent’s, as applicable, outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with applicable Law; provided, however, that neither the Parent Board, the Company Board nor any committee thereof shall, except as expressly permitted by Section 5.4(b), effect an Adverse Recommendation Change.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than the Company, Parent and their respective Subsidiaries or Affiliates) relating to (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company or Parent, or 20% or more of any class of equity securities of the Company or Parent, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or Parent and (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or Parent or any of their respective Subsidiaries pursuant to which such Person (or its stockholders) would own 20% or more of the consolidated assets of the Company or Parent or 20% or more of any class of equity securities of the Company or Parent or of any resulting parent company of the Company or Parent.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal from any Person (other than the Company, Parent and their respective Subsidiaries or Affiliates) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company or Parent, as applicable, or 50% or more of any class of equity securities or voting power of the Company or Parent, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities or voting power of the Company or Parent, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent or any of their Subsidiaries pursuant to which such Person (or its stockholders) would own 50% or more of the consolidated assets of the Company or Parent or 50% or more of any class of equity securities of the Company or Parent or of any resulting parent company of the Company or Parent (in each case other than the transactions contemplated by this Agreement), (A) which is reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Company Board or Parent Board deems relevant, (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Company Board or the Parent Board in its good faith judgment (after consultation with the Company’s or Parent’s, as applicable, financial advisors and outside legal counsel) and (C) which the Company Board or Parent Board, as applicable, has determined in its good faith judgment would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement.

Section 5.5 Publicity. Except with respect to, or following, any Adverse Recommendation Change made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Joint Proxy Statement or Form S-4 in accordance with Section 5.3, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law or the rules of the NYSE (or any other securities market).

Section 5.6 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving Party from any third Person alleging that the consent or approval of such third Person is or may be required in connection with the Mergers and the other transactions contemplated by this Agreement and such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Mergers and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Mergers or the other transactions contemplated hereby or (B) result in the failure of any condition to the Mergers set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies of the Company or Parent available hereunder and no information delivered pursuant to this Section 5.6 shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter or shall affect the representations or warranties of the Parties hereunder.

Section 5.7 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall afford to the other Party and its Affiliates and its and their officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and Financing Sources (“Representatives”), during normal business hours during the period prior to the Effective Time, reasonable access (including for the purpose of coordinating transition planning with employees and conducting Phase I environmental site assessments) to all its and its Subsidiaries’ properties, books, contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each Party shall promptly make available to the other Party, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request.

(b) No investigation by any of the Parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

(c) This Section 5.7 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party is competitively sensitive, would reasonably be expected to result in any violation of any material Contract or Law to which such Party is a party or is subject or cause any privilege (including attorney-client privilege) which such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information if such undermining of such privilege could in such Party’s good faith judgment adversely affect in any material respect such Party’s position in any pending or reasonably probable future litigation; provided, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the disclosing Party) reasonably be likely to result in the violation of any such material Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the disclosing party) be managed through the use of any “clean-room” arrangements agreed between the Parties pursuant to which non-employee Representatives of the non-disclosing Party shall be provided access to such information; provided, further, that the disclosing Party shall (x) notify the other Party that such disclosures are reasonably likely to violate the disclosing Party’s or its Subsidiaries’ obligations under any such material Contract or Law or are reasonably likely to cause such privilege to be undermined and (y) in the case where such disclosures are reasonably likely to violate such disclosing Party’s or its Subsidiaries’ obligations under any material Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such material Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

(d) Unless and until the Closing occurs, the information provided pursuant to this Section 5.7 shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality

Agreement, except that (x) notwithstanding Section 2 of the Confidentiality Agreement, the Company and Parent may disclose any of the terms, conditions or other facts of the Mergers and transactions contemplated by this Agreement if expressly permitted by the terms of this Agreement; (y) notwithstanding Section 1 of the Confidentiality Agreement, the Company shall have no further consent rights with respect to Parent’s selection of any potential source of debt financing (and their respective representatives) or Parent’s ability to share Confidential Information (as defined in the Confidentiality Agreement) with such debt financing sources (provided, that Parent shall provide prompt written notice to the Company of any such debt financing sources with whom it has shared Confidential Information) and (z) any such debt financing sources shall be expressly included within the definition of “Representatives” in the Confidentiality Agreement.

(e) Notwithstanding any other provision of this Agreement, each Party agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.7 for any competitive or other purpose unrelated to the consummation of the Mergers.

Section 5.8 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including the Mergers, as promptly as practicable and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Mergers and the transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 5.8(e), Parent and the Company shall use their respective reasonable best efforts to jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Parent and the Company or any of their respective Subsidiaries of, any portion of the business, properties or assets of Parent, the Company or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required to propose, commit to or effect any action (x) that is not conditioned upon the consummation of the Merger or (y) that, individually or in the aggregate, would have, or would reasonably be expected to have (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) a material and adverse effect on the business of Parent, the Company and their respective Subsidiaries, taken as a whole (individually or in the aggregate, a “Burdensome Condition”).

(b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) In furtherance and not in limitation of the foregoing, (i) each Party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof, unless otherwise agreed to by the Parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.8 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of the Parent and the Company shall each use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonable to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement.

(d) Each of the Parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the FTC, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. In addition, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances. In furtherance and not in limitation of this Section 5.8(d), subject to applicable Laws relating to the exchange of information, each Party shall consult and cooperate with the other Party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any Governmental Entity or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each Party hereto shall permit authorized

Representatives of the other Party (x) to participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Entity relating to such request, inquiry, investigation, action or other legal proceeding and (y) to have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or other legal proceeding. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8(d), materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Parent, the Company and their respective Subsidiaries.

(e) Notwithstanding Section 5.8(a), 5.8(b), 5.8(c) and 5.8(d) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries be required to agree to, nor shall the Company take or permit any Company Subsidiary to take (unless in each case Parent directs the Company to do so), any action that would result in a Burdensome Condition.

Section 5.9 Indemnification.

(a) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or the Company Subsidiaries as provided in their respective Constituent Documents or any indemnification or similar agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Entity to comply therewith. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Entity to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Constituent Documents or any indemnification or similar agreements, in the form that is in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding. Section 5.9(a) of the Company Disclosure Letter sets forth a complete and correct list of all indemnification or similar arrangements in favor of the current or former directors or officers of the Company or the Company Subsidiaries that have been entered into within the 30 days preceding the date of this Agreement.

(b) In the event that either Parent or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Entity to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(c) Prior to the Effective Time the Company may, and if the Company does not, Parent shall cause the Surviving Entity as of immediately following the Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that in no event shall the Company pay, or the Surviving Entity, as the case may be, be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Entity shall not be required to pay for such D&O Insurance an annual premium in excess of Premium Cap, in which case the Surviving Entity shall, and Parent shall cause the Surviving Entity to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) The provisions of this Section 5.9 shall survive consummation of the Mergers, are intended to be for the benefit of, and will be enforceable by, each Party entitled to indemnification hereunder, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.10 Termination of Certain Agreements. The Company shall take all necessary action to, effective as of immediately prior to the Effective Time, terminate (a) that certain Registration Rights Agreement, dated April 3, 2013, among the Company and the other parties thereto, (b) that certain Stockholders Agreement, dated April 3, 2013, among the Company and the other parties thereto and (c) all other agreements between Company or the Company Subsidiaries and any Blackstone Entities (and any of their Affiliates), without any liability or obligation.

Section 5.11 Financing.

(a) Parent shall use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to the Commitment Letter without the prior written consent of the Company, if such amendment or modification (i) reduces the aggregate amount of the Financing to an amount below the amount required, to consummate the Mergers and to repay or refinance the debt contemplated to be replaced by the Commitment Letter, including the payment of all fees, premiums and expenses associated therewith, including the redemption of the Notes and satisfaction and discharge of the Indenture pursuant to Section 5.12, (ii) imposes additional conditions or any contingencies or otherwise expands upon any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained, (iii) prevents, impedes or delays the occurrence of Closing, (iv) adversely impacts the ability of Parent to enforce its rights against any other party to the Commitment Letter or the Definitive Agreements or (v) adversely impacts the ability of Parent to consummate the transactions contemplated hereby. For the avoidance of doubt, but subject to the foregoing, Parent may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement or (y) to increase the amount of indebtedness. For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, modified or replaced pursuant to this Section 5.11 (including any Alternative Financing and any proceeds of any Senior Notes used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended or modified pursuant to this Section 5.11 and any commitment letters with respect to the Alternative Financing. Parent acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing is a condition to Parent’s obligations to consummate the Mergers and the other transactions contemplated by this Agreement.

(b) Parent shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 5.11(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any “flex” provisions) or on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms and conditions contained in the Commitment Letter (such definitive agreements, the “Definitive Agreements”), and do not expand upon the conditions precedent set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or prevent, impede or delay the funding of the Financing and, upon execution thereof, deliver a copy thereof to the Company, (iii) satisfy (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all conditions to funding in the Commitment Letter that are required to be satisfied by it and, in the event that all conditions to funding in the Commitment Letter and the Definitive Agreements are satisfied at or prior to Closing, consummate the Financing at the Closing in accordance with the terms and conditions of the Commitment Letter as in effect at or prior to the Closing and (iv) so long as the conditions in the immediately preceding clause (iii) have been satisfied, enforce its rights under the Commitment Letter and the Definitive Agreements in the event of a failure to fund by the Financing Sources that prevents, impedes or delays the Closing, including if Parent believes in good faith that all of the conditions precedent to the Financing Sources’ obligation to fund the loans under the Commitment Letter have been met, by seeking specific performance of the funding obligations of the parties thereunder. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.11(b) shall require, and in no event shall the reasonable best efforts of Parent or either Merger Sub be deemed or construed to require, either Parent or either Merger Sub to pay any material fees in excess of those contemplated by the Commitment Letter or the Fee Letter.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Mergers and the other transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated under this Agreement (the “Alternative Financing”) and all references to Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter and Definitive Documents shall include the applicable documents for the Alternative Financing; provided however, that Parent shall not be required to obtain financing which includes terms and conditions less favorable (taking into account any “market flex” provision), in the aggregate, to Parent (as determined in the reasonable judgment of Parent), in each case relative to those in the Financing being replaced. Parent shall give the Company prompt oral and written notice of any material breach or default by any party to the Commitment Letter or Definitive Agreements of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed of the status of its effort to arrange the Financing and shall provide to the Company copies of all material, final definitive documents related to the Financing (excluding fee letters, except to the extent that such documents contain any conditions to funding or other substantive provisions regarding the terms and conditions of the Financing). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Agreements and/or cause the Financing Sources to fund the Financing, Parent shall keep the Company reasonably informed of the status of such enforcement action.

(d) The Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent and/or the Financing Sources that is reasonably necessary and customary to assist Parent in connection with Parent obtaining the Financing (including, for the avoidance of doubt the Senior Notes), provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, such cooperation shall in any event include (i) promptly providing Parent and the Financing Sources and their respective agents with (A) all historical financial information regarding the Company and the Company Subsidiaries reasonably requested by Parent or the Financing Sources in order to consummate the Financing, including the historical financial statements required to be delivered pursuant to Section 3 of Exhibit C of the Commitment Letter and the information necessary for the Parent to prepare pro forma financial statements required to be delivered pursuant to Section 4 of Exhibit C of the Commitment Letter (in each case as in effect on the date hereof, or any similar provisions pursuant to any permitted amendments to the Commitment Letter pursuant to Section 5.11(a) or pursuant to any Alternative Financing), all information required to be delivered pursuant to this clause (i)(A) being referred to as the “Required Information”) and (B) using reasonable best efforts to promptly provide Parent and the Financing Sources and their respective agents with such other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, the Financing Sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act and subject to customary exceptions for offerings under Rule 144A and private placements) including such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (A), and other materials in connection with a syndicated bank financing or other debt offering in connection with such Financing (including information reasonably requested by such Persons so as to permit Parent to prepare the “Projections” contemplated by the Commitment Letter); (ii) participating (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, in each case with appropriate seniority and expertise, of the Company and the Company Subsidiaries), due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing, in each case upon reasonable advance notice and at mutually agreed times; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending or capital markets transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication effort benefits materially from any existing lending and investment banking relationship; (v) aiding in the preparation of documentation, including bank information memoranda and private placement memoranda (including under Rule 144A under the Securities Act) (including, in the case of bank information memoranda and private placement memoranda, the delivery of customary authorization and representation letters to the extent contemplated by the Financing), rating agency presentations, road show presentations and written offering materials and similar documents used to complete such Financing, in each case, to the extent information contained therein relates to the business of the Company and the Company Subsidiaries and is customarily included in such documents; it being understood that such information shall not include information that is customarily provided by the Parent or the Financing Sources; (vi) cause its certified independent auditors to provide

(A)(x) consent to use of their reports in any materials relating to the Financing, including offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon and (y) auditors reports and customary comfort letters with respect to financial information relating to the Company and the Company Subsidiaries in customary form and (B) other customary documentation and assistance (including reasonable assistance in the preparation of pro forma financial statements by Parent) (for the avoidance of doubt, the auditors will provide such documents and assistance in advance of the Effective Time in connection with any part of the Financing provided by the Senior Notes); (vii) providing (including using reasonable best efforts to obtain such documents from its advisors) customary certificates, legal opinions or other customary closing documents as may be reasonably requested by Parent or the Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth on Exhibit D to the Commitment Letter as of the Closing on a pro forma basis and consents and officers’ and public officials’ certifications); (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing; (ix) taking all actions reasonably necessary in connection with the payoff of existing indebtedness of the Company and its Subsidiaries on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge); provided, solely in the case of clauses (vii), (viii), (ix), (x) and (xi), that there shall be no obligation of the Company, the Company’s Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument (other than the authorization and representation letters contemplated by the Commitment Letter and as otherwise contemplated by Section 5.12), including any Definitive Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time; (x) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing; (xi) executing and delivering any pledge and security documents (and any other documents or instruments required for the creation and perfection of security interests in the collateral securing the Financing) or other definitive financing documents reasonably requested by Parent or the Financing Sources (including guarantees and other deliverables); (xii) providing, at least two (2) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested by such Financing Sources at least ten (10) Business Days prior to the Closing Date that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xiii) cooperating in the procuring of corporate and facilities ratings for the Financing by Parent, in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xiv) informing Parent if the Company’s board of directors, a committee of the board of directors, or any executive officer, including the chief financial officer, of the Company concludes that any previously issued financial statements included in the Required Information should no longer be relied upon; and (xv) updating any Required Information provided to Parent as may be necessary so that such Required Information provided to Parent as may be necessary so that such Required Information qualifies as a Compliant Document. Notwithstanding anything to the contrary contained in the foregoing, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries shall (1) be required to pay any commitment or other similar fee or pay any expenses prior to the Effective Time that are not promptly reimbursed by Parent as set forth in this Section 5.11(d) or (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document relating to the Financing or any Alternative Financing (other than the authorization and representation letters contemplated by the Commitment Letter and as otherwise contemplated by Section 5.12), in each case, other than as set forth in this Agreement (exclusive of this Section 5.11(d)).

(e) Parent shall promptly (A) upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of the Company Subsidiaries or their respective Representatives in connection with the cooperation of the Company and Company Subsidiaries and their Representatives contemplated by this Section 5.11 and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, the “Liabilities”) suffered or incurred by any of them in connection with any claims asserted by Financing Sources in connection with the arrangement of the Financing (other than to the extent such Liabilities arise from the willful misconduct of or breach of this Agreement by the Company, any of the Company Subsidiaries or their respective Representatives) and any information used in connection therewith. All non-public or other confidential information provided by the Company to Parent or its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders during syndication of the debt financing contemplated by the Commitment Letter, subject to ordinary and customary confidentiality undertakings. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

Section 5.12 Redemption of Company Bonds. Promptly after receipt of any written request by Parent to do so, the Company shall (i) prepare a notice of redemption for all of the Company’s outstanding 4.875% Senior Notes due 2021 (the “Notes”) pursuant to the applicable provisions of the Indenture with respect to the Notes, (ii) use its reasonable best efforts to cause the Trustee (as defined in the Indenture) to agree to proceed with the redemption of such Notes, in accordance with the applicable provisions of the Indenture with respect to the Notes, which redemption will be subject to the satisfaction or (to the extent permitted by applicable Law) waiver of all conditions to the consummation of the Merger set forth in Article VI of this Agreement, pursuant to Section 3.07(f) of the Indenture, and use reasonable best efforts to cause the Trustee to provide the notice of redemption to the holders of the Notes at such time as shall be determined by Parent, (iii) provide Parent the reasonable opportunity to review and comment on the redemption notice reasonably in advance of its distribution and (iv) take, and cause its Representative to take, all other actions and prepare and deliver all other documents (including, to the extent requested by the Trustee, any officer’s certificates and legal opinions) as may be required under the Indenture to redeem such Notes and satisfy and discharge and/or defease substantially all of the covenants contained in the Indenture (subject to deposit with the Trustee on the redemption date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on and applicable premium related to such Notes in accordance with the applicable provisions of the Indenture with respect to the Notes, as arranged by Parent) immediately prior to the consummation of the Merger.

Section 5.13 Employee Benefit Plans.

(a) For a period commencing on the Effective Time, and ending on the first anniversary of the Closing Date, each employee of the Company and its Subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement) who remains in the active employment of the Surviving Entity and its Subsidiaries (the “Continuing Employees”) shall receive an annual rate of salary or wages and annual incentive opportunities, and employee benefits (other than equity-based awards) that are no less favorable, in the aggregate, than the annual rate of salary or wages and annual incentive opportunities, and employee benefits (other than equity-based awards) provided by the Company and the Company Subsidiaries on the date of this Agreement.

(b) For a period commencing on the Effective Time, and ending on the first anniversary of the Closing Date, the Parent or the Surviving Entity, as applicable, shall provide or cause to be provided, to each Continuing Employee severance benefits that are no less favorable than severance benefits set forth in Section 5.13(b) of the Company Disclosure Letter.

(c) From and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor all obligations under the Company Benefit Plans, compensation, retention and severance arrangements and agreements, and collective bargaining agreements, in accordance with their terms as in effect immediately before the Effective Time. Subject to Section 409A of the Code, Parent and the Company hereby agree that a “change of control” or “change in control” within the meaning of each Company Benefit Plan (or an event of similar effect under the terms of such Company Benefit Plan) will occur upon the Closing.

(d) [Reserved].

(e) As of the Effective Time, Parent shall use its commercially reasonable efforts to cause its and any of its Subsidiaries’ third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable employee benefit plan. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Entity and any applicable Company Subsidiary to, give Continuing Employees full credit for purposes of eligibility and vesting (but, not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or an applicable Parent Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any Company Subsidiaries to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Time and in no event shall service prior to the Effective Time be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period.

(f) No provision of this Section 5.13 shall be construed as a limitation on the right of Parent, or to cause any Parent Subsidiary to, amend or terminate any specific employee benefit plan that Parent or a Parent Subsidiary would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.13 be construed to require the continuation of the employment of any particular Continuing Employee. The provisions of this Section 5.13 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 5.13 of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan of Parent or any Parent Subsidiary or other compensation or benefit plan or arrangement for any purpose.

Section 5.14 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.16 Security Holder Litigation. In the event that any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against the Company and/or its directors by security holders of the Company, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company and no such settlement shall be agreed to by the Company or any Company Subsidiary without Parent’s prior written consent.

Section 5.17 Parent Board. Parent shall take all actions necessary so that, as and to the extent contemplated by the Stockholders Agreement, the Initial Designee (as defined in the Stockholders Agreement) shall be appointed to the Parent Board effective as of the first day following the day on which the Effective Time occurs.

Section 5.18 Certain Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, Parent, Merger Corp, Merger LLC and the Company shall (A) use reasonable best efforts to cause the Mergers, taken together, to constitute a reorganization under Section 368(a) of the Code, and (B) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent, Merger Corp, Merger LLC and the Company shall execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including in connection with any filing of the Form S-4 and the delivery of the 368 Opinion, for purposes of rendering opinions with respect to the tax treatment of the Mergers.

(b) Parent shall immediately notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Company shall immediately notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) If the Company receives from Simpson Thacher & Bartlett LLP, counsel to the Company, a written opinion on or prior to the Closing Date to the effect that for U.S. Federal income tax purposes the Mergers will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “368 Opinion”) and such opinion is delivered to Parent, then Parent shall cause the Surviving Corporation and Merger LLC to effect the Second Merger immediately after the consummation of the Merger. In rendering the 368 Opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Corp, Merger LLC and the Company.

Section 5.19 Coordination of Dividends. From the date of this Agreement until the Effective Time, Parent and the Company shall coordinate with each other regarding the timing of declaration and payment of cash dividends in respect of the shares of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto in accordance with the Section 5.19 of Company Disclosure Letter, subject to the approval of the board of directors of Parent and the Company with respect to its dividends.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Corp, Merger LLC and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent, Merger Corp, Merger LLC and the Company):

(a) Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the Company Stockholder Approval.

(b) NYSE Listing. The Parent Stock Issuance and issuance of shares of Parent Common Stock upon the conversion of any instruments exchangeable or convertible thereto shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Statutes and Injunctions. (i) No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger or the Parent Stock Issuance by any Governmental Entity that prohibits, prevents, or makes illegal the consummation of the Merger or the Parent Stock Issuance and (ii) there shall not be pending any Proceeding by a Governmental Entity seeking to impose a Burdensome Condition.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) Governmental Consents. (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated, and (ii) all material filings with any Governmental Entity set forth on Schedule 6.1(e)(ii) required for the consummation of the Merger and the other transactions contemplated hereby (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been made.

Section 6.2 Conditions to Obligations of Parent and the Merger Subs to Effect the Merger. The obligations of Parent and each Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent or the Merger Subs):

(a) The representations and warranties of the Company set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b) and 3.6(b) shall be true and correct in all respects (except, with respect to Sections 3.2(a) and 3.2(b), to the extent that such inaccuracies would be de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b) The Company shall have performed or complied with, as applicable, all of the obligations, agreements and covenants (in each case, other than Section 5.6) required by this Agreement to be performed or complied with by it in all material respects and Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c) Since the date hereof, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

Section 6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) The representations and warranties of Parent and the Merger Subs set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided, that the representations and warranties of Parent and the Merger Subs set forth in Sections 4.3(a), 4.3(b) and 4.7(b) shall be true and correct in all respects (except, with respect to Sections 4.3(a) and 4.3(b), to the extent that such inaccuracies would be de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). The Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b) Parent and the Merger Subs shall have performed or complied with, as applicable, in all material respects the obligations, agreements and covenants (in each case, other than Section 5.6) required by this Agreement to be performed or complied with by each of them and the Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c) Since the date hereof, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and the Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval have been obtained (except as otherwise stated below):

(a) By the mutual written consent of Parent and the Company;

(b) By either of Parent or the Company:

(i) if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and non-appealable;

(ii) if the Merger shall not have been consummated by December 12, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by the Outside Date;

(iii) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) By the Company:

(i) prior to the receipt of the Parent Stockholder Approval, in the event that (A) a Parent Adverse Recommendation Change shall have occurred, (B) the Parent Board shall have failed to include the Parent Recommendation in the Joint Proxy Statement distributed to stockholders, (C) if, following the disclosure or announcement of a Takeover Proposal with respect to Parent (other than a tender or exchange offer described in clause (D) below), the Parent Board shall have failed to reaffirm publicly the Parent Recommendation within five (5) Business Days after the Company requests in writing that such recommendation under such circumstances be reaffirmed publicly, (D) a tender offer or exchange offer is commenced that would, if consummated, constitute a Takeover Proposal with respect to Parent and the Parent Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), or (E) the Parent Board publicly announces an intention to take any of the foregoing actions;

(ii) prior to the receipt of the Parent Stockholder Approval, if Parent is in Willful Breach of its obligations pursuant to Section 5.3(c) or Section 5.4; or

(iii) if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is incapable of being cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(d) By Parent:

(i) prior to the receipt of the Company Stockholder Approval, in the event that (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof shall have failed to include the Company Recommendation in the Joint Proxy Statement distributed to stockholders, (C) if, following the disclosure or announcement of a Takeover Proposal with respect to the Company (other than a tender or exchange offer described in clause (D) below), the Company Board shall have failed to reaffirm publicly the Company Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (D) a tender offer or exchange offer is commenced that would, if consummated, constitute a Takeover Proposal with respect to the Company and the Company Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), or (E) the Company Board publicly announces an intention to take any of the foregoing actions;

(ii) prior to the receipt of the Company Stockholder Approval, if the Company shall be in Willful Breach of its obligations pursuant to Section 5.3(b) or Section 5.4; or

(iii) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is incapable of being cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than Section 5.11 regarding reimbursement of expenses and indemnification, this Section 7.2, Section 7.3 and Article VIII which provisions shall survive such termination; provided, however, that no such termination shall relieve any Party from liability for any fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms (and notwithstanding anything to the contrary contained in Section 8.6).

Section 7.3 Termination Fee; Expenses.

(a) Except as otherwise provided in this Section 7.3 (or otherwise as expressly provided in this Agreement) and except for (i) the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations and (ii) the expenses in connection with printing and mailing the Joint Proxy Statement required in connection with the actions specified in Section 5.3(a) and the Form S-4 (which such fees and expenses shall be paid by Parent in each case but, in the event this Agreement is terminated in accordance with its terms, borne equally by Parent and the Company (with the Company reimbursing Parent for its 50% share of such fees and expenses promptly following such termination)), all fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then Parent shall pay to the Company a fee in the amount of $163,000,000 (the “Parent Termination Fee”) on the second Business Day following the date of such termination.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), then the Company shall pay to Parent a fee in the amount of $141,000,000 (the “Company Termination Fee”) on the second Business Day following the date of such termination.

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv), then the Company shall pay to Parent a fee in the amount of $43,000,000 (the “Company No-Vote Fee”) (i) concurrently with such termination (in the case of termination by the Company) or (ii) on the second Business Day following the date of such termination (in the case of termination by Parent).

(e) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), then Parent shall pay to the Company a fee in the amount of $43,000,000 (the “Parent No-Vote Fee”) (i) concurrently with such termination (in the case of termination by Parent) or (ii) on the second Business Day following the date of such termination (in the case of termination by the Company).

(f) In the event that after the date hereof, (i) a Takeover Proposal with respect to Parent shall have been publicly disclosed, announced or otherwise made public by any Person (other than the Company or any of its Affiliates) (a “Parent Takeover Proposal”), (ii) this Agreement is terminated pursuant to (y) Section 7.1(b)(iii) or (z) Section 7.1(c)(iii) (if, in the case of this clause (z), the breach giving rise to such termination was a Willful Breach) and at the time of such termination the Parent Takeover Proposal has not been withdrawn and remains outstanding, and (iii) within nine (9) months after any such termination referred to in the preceding clause (ii), Parent enters into any definitive agreement providing for any transaction contemplated by any Parent Takeover Proposal (regardless of when made and whether or not the same Parent Takeover Proposal referred to in the preceding clause (i), which transaction is thereafter consummated (regardless of when consummated)) or consummates any transaction contemplated by any Parent Takeover Proposal (regardless of when made and whether or not the same Parent Takeover Proposal referred to in the preceding clause (i)), then Parent shall pay to the Company the Parent Termination Fee, less the amount, if any, of the Parent No-Vote Fee previously paid by Parent to the Company, concurrently with the occurrence of the consummation of any Parent Takeover Proposal referred to in the preceding clause (iii); provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.3(f), references to “20%” shall be replaced by “50%.”

(g) In the event that after the date hereof, (i) a Takeover Proposal with respect to the Company shall have been publicly disclosed, announced or otherwise made public by any Person (other than Parent or any of its Affiliates) (a “Company Takeover Proposal”), (ii) this Agreement is terminated pursuant to (y) Section 7.1(b)(iv) or (z) Section 7.1(d)(iii) (if, in the case of this clause (z), the breach giving rise to such termination was a Willful Breach) and at the time of such termination the Company Takeover Proposal has not been withdrawn and remains outstanding, and (iii) within nine (9) months after any such termination referred to in the preceding clause (ii), the Company enters into any definitive agreement providing for any transaction contemplated by any Company Takeover Proposal (regardless of when made and whether or not the same Company Takeover Proposal referred to in the preceding clause (i), which transaction is thereafter consummated (regardless of when consummated)) or consummates any transaction contemplated by any Company Takeover Proposal (regardless of when made and whether or not the same Company Takeover Proposal referred to in the preceding clause (i)), then the Company shall pay to Parent the Company Termination Fee, less the amount, if any, of the Company No-Vote Fee previously paid by the Company to Parent, concurrently with the occurrence of the consummation of any Company Takeover Proposal referred to in the preceding clause (iii); provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.3(g), references to “20%” shall be replaced by “50%.”

(h) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any amount due pursuant to this Section 7.3, the non-prevailing Party that is required to pay such any such fee shall pay the prevailing Party entitled to receive such fee its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a (i) Company Termination Fee or Company No-Vote Fee be payable more than once or (ii) Parent Termination Fee or Parent No-Vote Fee be payable more than once.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or Parent contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 8.6, 8.12(b), 8.12(c), 8.13 or this Section 8.1 without the consent of the Financing Sources; provided, further, that no amendment, modification or supplement of this Agreement shall be made following receipt of the Company Stockholder Approval or the Parent Stockholder Approval unless, to the extent required by applicable Law or the rules and regulations of the NYSE, approved by the stockholders of the Company or Parent, as applicable.

Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.3 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, Merger Corp or Merger LLC, to:

The Hillshire Brands Company 400 South Jefferson Street Chicago, Illinois 60607
Attention: Telephone No.: Facsimile No.:	General Counsel (312) 614-7962 (312) 614-6533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606
Attention: Telephone No.: Facsimile No.:	Rodd M. Schreiber, Esq. (312) 407-0700 (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036
Attention: Telephone No.: Facsimile No.:	Michael A. Civale, Esq. (212) 735-3000 (212) 735-2000

(b) if to the Company, to:

Pinnacle Foods Inc. 399 Jefferson Road Parsippany, New Jersey 07054
Attention: Telephone No.: Facsimile No.:	General Counsel (973) 541-6640 (973) 541-6693

with a copy to:

Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, California 90067
Attention: Telephone No.: Facsimile No.:	Daniel Clivner, Esq. (310) 407-7555 (310) 407-7502

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns, except, that notwithstanding the foregoing clause (b), (i) following the Effective Time, the provisions of Section 5.9 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives and (ii) the provisions of Section 8.1, this Section 8.6, Section 8.12(b), Section 8.12(c) and Section 8.13 shall be enforceable by each Financing Source.

Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto.

Section 8.8 Interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Parent Disclosure Letter and the Company Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that prior to the mailing of the Joint Proxy Statement to the stockholders of the Company, either Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.10 Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.11 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.12 Enforcement; Exclusive Jurisdiction.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.

(b) Notwithstanding anything contrary in this Agreement, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties hereto further agree that all of the provisions of Section 8.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.12(b).

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company’s Representatives in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For avoidance of doubt, (i) in no event shall this Section 8.12(c) apply to Parent, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Parent, the Company (or the Surviving Entity), and any of their Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

Section 8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Definitions

(a) The following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.14 or on the corresponding page number of the Index of Defined Terms:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means. For the avoidance of doubt, Parent shall not be deemed to be an Affiliate of the Blackstone Entities by virtue of the Ancillary Agreements.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any contract, agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of the shares of Company Common Stock held by the Blackstone Entities by virtue of the Ancillary Agreements.

“Blackstone Entities” means each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., Blackstone Family Investment Partnership V-SMD L.P., Blackstone Family Investment Partnership V L.P., Blackstone Participation Partnership V L.P. and BCPV Pinnacle Holdings LLC.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York are authorized or required by Law to be closed.

“Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of the Company or any of the Company Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise).

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which the Company and the Company Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Company, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, other than for purposes of Section 3.4 or Section 6.2(a) (insofar as it relates to Section 3.4), (F) compliance with the terms of, or the taking of any action required by, this Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” means all Contracts (other than Company Benefit Plans) described in clauses (1) through (11) of this definition or filed or required to be filed as exhibits to the Company SEC Documents as of the date hereof to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

(2) any Contract that limits in any material respect the ability of the Company or any Company Subsidiary (or, following the consummation of the transactions contemplated hereby,

would limit in any material respect the ability of Parent or any Subsidiary of Parent, including the Surviving Entity) to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to hire or solicit the hire for employment any individual or group or to engage in any type of business;

(3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(4) any Contract or series of related Contracts relating to Indebtedness (i) in excess of $1,000,000 or (ii) that becomes due and payable as a result of the transactions contemplated hereby;

(5) any material license, sublicense, option or other Contract relating to Company Material Intellectual Property, including any such material Contract pursuant to which the Company or any Company Subsidiaries is granted any rights to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Company Material Intellectual Property;

(6) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and the Company Subsidiaries taken as a whole (or, following the consummation of the transactions contemplated hereby, would be material to Parent or any Subsidiary of Parent, including the Surviving Entity);

(7) any Contract (including a purchase order) with any of the Company’s top 20 suppliers (measured by dollar volume of purchases of the Company during the twelve months ended March 31, 2014);

(8) the top 10 customer Contracts of the Company (measured by dollar volume of amounts invoiced by the Company to the customer during the twelve months ended March 31, 2014);

(9) any purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract or requires in excess of $1,000,000 in remaining obligations;

(10) any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, and under which the Company or any Company Subsidiary has a continuing indemnification obligation or other obligation; and

(11) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person.

“Company Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to the Company and the Company Subsidiaries, taken as a whole, including the Key Company Trademarks and material Product Recipes.

“Confidentiality Agreement” means the confidentiality agreement, dated April 23, 2014, between Parent and the Company, as the same may be further amended, supplemented or otherwise modified by the Parties.

“Constituent Documents” means, with respect to any Person, the charter, the certificate of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation, in each case, including all amendments thereto.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Materials of Environmental Concern; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any capitalized lease obligations and (v) guaranties, endorsements and assumptions in respect of any of the foregoing clauses (i) through (iv).

“Indenture” means the Indenture, dated as of April 29, 2013, among Pinnacle Finance LLC, Pinnacle Finance Corp., the guarantors listed therein and the Trustee, relating to the 4.875% Senior Notes due 2021.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, compilations, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) Trade Secrets, (vi) rights of publicity and privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing. “Joint Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement and the transactions contemplated hereby by the Company’s stockholders and by Parent’s stockholders.

“Key Company Trademarks” means the Trademarks owned set forth in Section 8.14A of the Company Disclosure Letter.

“Knowledge” means the actual knowledge of (a) with respect to the Company, the persons set forth in Section 8.14B of the Company Disclosure Letter and (b) with respect to Parent, the persons set forth on Section 8.14C of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, charge, encumbrance, adverse right, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (other than those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement throughout which (i) Parent shall have the Required Information that the Company is required to provide Parent pursuant to Section 5.11; and (ii) the conditions set forth in Section 6.1 and 6.2 (other than the condition set forth in Section 6.1(a)) shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 15 consecutive Business Day period would not be sufficiently current on any day during such 15 consecutive Business Day period to permit (x) a registration statement filed by the Company using such financial statements to be declared effective by the SEC on the last day of the 15 consecutive Business Day period and (y) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the 15 consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, “Compliant Documents”), then a new 15 consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 15 consecutive Business Day period; provided further that the Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive Business Day period (1) the Company’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent, or (2) the Company’s board of directors, a committee of the board of directors, or any executive officer, including the chief financial officer, of the Company concludes that any previously issued financial statements included in the Required Information should no longer be relied upon, in which case the Marketing Period shall be deemed not to commence unless and until the Company has determined that such financial statements may be relied upon; provided further, that such 15 consecutive Business Day period shall (A) either end on or prior to August 15, 2014 or begin no earlier than September 2, 2014, (B) end prior to December 19, 2014 or commence no earlier than January 5, 2015 and (C) exclude July 3-4, 2014 and November 27-28, 2014, which for purposes of such calculation shall not constitute Business Days (it being understood that any period covering the dates described in this clause (C) shall be deemed consecutive for purposes of the foregoing). Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained and are sufficient to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless the Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within two Business Days after the delivery of such notice to the Company, the Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).

“Materials of Environmental Concern” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste or the environment or the protection of human health and safety; or (ii) can form the basis of any liability under any Law relating to pollution, waste, or the environment or the protection of human health and safety.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Parent or any of its ERISA Affiliates, or to which Parent or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Parent or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Parent or any of its ERISA Affiliates has any liability (contingent or otherwise).

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Parent Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which Parent and its Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of Parent, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (D) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, other than for purposes of Section 4.5 or Section 6.3(a) (insofar as it relates to Section 4.5), (F) compliance with the terms of, or the taking of any action required by, this Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” means all Contracts (other than Parent Benefit Plans) described in clauses (1) through (11) of this definition or filed or required to be filed as exhibits to the Parent SEC Documents as of the date hereof to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

(2) any Contract that limits in any material respect the ability of Parent or any Parent Subsidiary to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to hire or solicit the hire for employment any individual or group or to engage in any type of business;

(3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(4) any Contract or series of related Contracts relating to Indebtedness (i) in excess of $1,000,000 or (ii) that becomes due and payable as a result of the transactions contemplated hereby;

(5) any material license, sublicense, option or other Contract relating to Parent Material Intellectual Property, including any such material Contract pursuant to which Parent or any Parent Subsidiaries is granted any rights to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Parent Material Intellectual Property;

(6) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which Parent or any Parent Subsidiary is subject or a beneficiary thereof, which is material to Parent and the Parent Subsidiaries taken as a whole;

(7) any Contract (including a purchase order) with any of Parent’s top 20 suppliers (measured by dollar volume of purchases of Parent during the twelve months ended March 31, 2014);

(8) the top 10 customer Contracts of Parent (measured by dollar volume of amounts invoiced by Parent to the customer during the twelve months ended March 31, 2014);

(9) any purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract or requires in excess of $1,000,000 in remaining obligations;

(10) any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, and under which Parent or any Parent Subsidiary has a continuing indemnification obligation or other obligation; and

(11) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Parent or any Parent Subsidiary with any other Person.

“Performance Option” means each Company Stock Option that is subject to a performance-based vesting condition.

“Performance Share” means each Company Restricted Share that is subject to a performance-based vesting condition.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, including statutory liens, in each case incurred in the ordinary course of business to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions and other similar nonmonetary encumbrances, and other minor irregularities in title, minor encroachments or similar items shown on an accurate survey of the applicable Real Property, in each case that do not materially impair the use or value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) any purchase money security interests, equipment leases or similar financing arrangements, (vii) non-exclusive licenses to Intellectual Property in the ordinary course of business, and (viii) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Product Recipes” means all of the recipes, ingredients lists, blends, mixing instructions and processes used in or to manufacture any food or beverage products.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including without limitations any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Security” or “Securities” means, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Securities or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions) with respect to such corporation, limited liability company, partnership or other entity is directly or indirectly, though one or more intermediaries, beneficially owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements under GAAP.

“Surviving Entity” means the Surviving Corporation until such time, if any, that the Second Merger occurs, in which case Surviving Entity shall mean the Surviving Company.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trademarks” has the meaning ascribed to such term in the definition of “Intellectual Property” above.

“Trade Secrets” means all trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, Product Recipes, formulae, models, and methodologies.

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching Party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, the Company, Merger Corp and Merger LLC have duly executed this Agreement, all as of the date first written above.

THE HILLSHIRE BRANDS COMPANY

By:	/s/ Sean M. Connolly
Name: Sean M. Connolly
Title: President and Chief Executive Officer

HELIX MERGER SUB CORPORATION

By:	/s/ Kent B. Magill
Name: Kent B. Magill
Title: President

HELIX MERGER SUB LLC

By:	/s/ Kent B. Magill
Name: Kent B. Magill
Title: President

PINNACLE FOODS INC.

By:	/s/ Robert J. Gamgort
Name: Robert J. Gamgort
Title: Chief Executive Officer

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

FIRST: The name of the Corporation is Pinnacle Foods Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) To the fullest extent permitted by the GCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article FIFTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the GCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 12, 2014 (this “Agreement”), is made and entered into by and among The Hillshire Brands Company, a Maryland corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Pinnacle Foods Inc., a Delaware corporation (the “Company”). Parent and each of the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company, Merger Sub or Merger LLC, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns (as defined below) and owns of record the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security and/or (ii) investment power which includes the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of the Covered Company Shares by virtue of this Agreement.

“Covered Company Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares, and (2) any shares of Company Common Stock or other voting capital stock of the Company and any Securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof; it being understood that if any Stockholder acquires securities (or rights with respect thereto) described in clause (2) above, such Stockholder shall promptly notify Parent in writing, indicating the number of such securities so acquired.

“Permitted Transfer” means a transfer of Covered Company Shares by a Stockholder to any Affiliate of such Stockholder if the transferee of such Covered Company Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder. Notwithstanding anything in the foregoing to the contrary, each of the Stockholders may from time to time transfer among and between themselves any of the Covered Company Shares and each such transfer shall be deemed a Permitted Transfer (it being understood that any Covered Company Shares so transferred shall continue to constitute Covered Company Shares under this Agreement).

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by Stockholder solely as a result of transfers of limited partnership interests in such Stockholder).

3

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) Subject to Section 2.1(c)(ii), each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (the date of the taking of any such action being an applicable “Determination Date”), such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

(1) in favor of the approval and adoption of the Merger, the Merger Agreement and any other action in furtherance of the consummation of the Merger and the related transactions;

(2) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby;

(3) against any Takeover Proposal; and

(4) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of the Stockholders in this Section 2.1 shall, subject to Section 2.1(c)(ii), apply whether or not the Merger or any action above is recommended by the Board of Directors of the Company (or any committee thereof).

4

(c) Notwithstanding Section 2.1(a), in the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Proposal (a “Trigger Event”), the obligation of the Stockholders to vote Covered Company Shares in the manner set forth in Section 2.1(a)(ii) shall be modified such that:

(i) the Stockholders shall vote (or cause to be voted), in person or by proxy, or (if applicable) deliver (or cause to be delivered) a written consent covering, a number of Covered Company Shares (rounded up to the nearest whole share) that represent thirty-three and one-third percent (33 1⁄3%) of the total voting power of the outstanding shares of Company Common Stock as of immediately prior to the applicable Determination Date (with respect to any applicable Determination Date, such number of Covered Company Shares being the applicable “Locked Up Shares”; it being understood that from the date hereof until the Trigger Date, the number of Locked Up Shares shall be equal to the aggregate number of Covered Company Shares), voting together as a single class, entitled to vote in respect of such matter, as provided in Section 2.1(a)(ii); and

(ii) the Stockholders shall cause a number of Covered Company Shares equal to the aggregate number of Covered Company Shares minus the applicable aggregate number of Locked Up Shares (with respect to any applicable Determination Date, such number of Covered Company Shares being the applicable “Released Shares”; it being understood that from the date hereof until the Trigger Date, the number of Released Shares shall be zero) so entitled to vote to be voted in any manner such Stockholder chooses in its sole discretion.

(d) Promptly following the occurrence of a Trigger Event, the Stockholders shall deliver a written notice to Parent indicating, for each such Stockholder (x) the number of Covered Company Shares of such Stockholder that are included within the Locked-Up Shares as of such date and (y) the number of Covered Company Shares of such Stockholder that are included within the Released Shares as of such date (it being understood that (x) the aggregate number of Locked Up Shares and Released Shares for all Stockholders shall be equal to the aggregate number of Company Covered Shares as of such date and (y) the aggregate number of Locked Up Shares of all Stockholders reflected in such notice must represent thirty-three and one-third percent (33 1⁄3%) of the total voting power of the outstanding shares of Company Common Stock as of immediately prior to the Trigger Date), and such notice shall include reasonably detailed information to support the determination of such aggregate number of Locked Up Shares.

Section 2.2 No Inconsistent Agreements. Subject to Section 2.1(c)(ii) and Section 3.2(b)(ii) (as it relates to actions taken after the Trigger Date with respect to clauses (a) and (b) below and then only to the extent relating to the Released Shares), each Stockholder, jointly and severally, represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Company Shares, (b) has not granted, and shall not grant at any time prior to the Termination

5

Date, a proxy (except in accordance with Section 2.3 hereof), consent or power of attorney with respect to any Covered Company Shares and (c) has not taken, and shall not take at any time while this Agreement remains in effect, any action that would (1) make any representation or warranty of any Stockholder contained herein untrue or incorrect, (2) violate or conflict with the Stockholder’s covenants and obligations under this Agreement or (3) otherwise have the effect of restricting, preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

Section 2.3 Grant of Irrevocable Proxy. Subject to Section 2.1(c)(ii), each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Parent, and any other Person designated by Parent in writing (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to the fullest extent of such Stockholder’s rights with respect to the Covered Company Shares, effective as of the date hereof and continuing until the Termination Date (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Company Shares as required pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(c)(i) hereof and, in the discretion of the Grantees, with respect to any proposed postponement or adjournments of any annual or special meetings of the stockholders of the Company (including the Company Stockholder Meeting) at which any of the matters described in Section 2.1(a) was to be considered. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered Company Shares (other than the proxy for the Company’s annual meeting to be held June 10, 2014 with respect to the matters set forth in the proxy materials therefor filed with the SEC on April 30, 2014, other than proposal five to the extent it involves any matter described in Section 2.1(a)); provided, however, that upon the occurrence of a Trigger Event, the proxy granted herein shall be modified such that it only applies to the Locked Up Shares (as determined from time to time in connection with any Determination Date). The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Subject to Section 3.2(b) with respect to the Released Shares following the Trigger Date, other than as provided in this Section 2.3 and other than the granting of proxies to vote Covered Company Shares at the Company’s annual meeting to be held June 10, 2014 with respect to the matters set forth in the proxy materials therefor filed with the SEC on April 30, 2014 (other than proposal five to the extent it involves any matter described in Section 2.1(a)), in each case in accordance with the recommendation of the Board of Directors of the Company, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Company Shares. For Covered Company Shares as to which any Stockholder is the Beneficial Owner but not the holder of record, such Stockholder shall cause any holder of record of such Covered Company Shares to grant to the Grantees a proxy to the same effect as that described in this Section 2.3. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder. Parent or its designee may not exercise this irrevocable proxy on any matter except as provided in this Article II.

6

ARTICLE III

OTHER COVENANTS

Section 3.1 Restrictions on Transfers. Subject to Section 2.1(c)(ii), each Stockholder hereby agrees that, from and after the date hereof until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, (i) such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, offer to Transfer, Transfer, or consent to a Transfer of, any Covered Company Shares, unless such Transfer is a Permitted Transfer and (ii) any Transfer in violation of this provision shall be void.

Section 3.2 No Solicitation.

(a) Each Stockholder shall, and each Stockholder shall cause each of its Subsidiaries and controlled Affiliates, and shall use reasonable best efforts to cause its and their Representatives or any other Person acting on its or their behalf to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal. From the date hereof until the Termination Date, each Stockholder shall not, and each Stockholder shall cause each of its Subsidiaries and controlled Affiliates and shall use reasonable best efforts to cause its and their Representatives or any other Person acting on its or their behalf not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal.

(b) Notwithstanding the foregoing Section 3.2(a), (i) each Stockholder may, and may authorize its Affiliates (other than the Company and its Subsidiaries) or Representatives to, provide non-public information to, and participate in discussions or negotiations, with any Person if and to the extent that the Company is permitted to provide non-public information to, or engage in discussions or negotiations with, such Person in accordance with the Merger Agreement, and (ii) from and after a Company Adverse Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Proposal, Sections 2.2 (other than clause (c)), 2.3 and 3.1 shall apply only with respect to the Locked Up Shares and the Stockholders, in their respective sole discretion, may enter into any voting agreement, proxy, consent or power of attorney with respect to, or Transfer, any Covered Company Shares (other than Locked-Up Shares).

Section 3.3 Waiver of Appraisal Rights; Litigation. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub,

7

the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.4 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5 Termination of Certain Agreements. Each Stockholder shall take all necessary action to, effective immediately prior to the Effective Time, terminate (a) that certain Registration Rights Agreement, dated April 3, 2013, among the Company and the other parties thereto, (b) that certain Stockholders Agreement, dated April 3, 2013, among the Company and the other parties thereto and (c) all other agreements between such Stockholder and the Company or a Company Subsidiary, without any liability or obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

(a) Organization. Such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

(b) Authority; Execution and Delivery; Enforceability. Such Stockholder has full corporate or other entity power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Neither such Stockholder nor any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Parent.

(c) Ownership of Shares. As of the date hereof, such Stockholder is the sole Beneficial Owner and (except as may be set forth on Schedule I hereto) sole owner of record of

8

the Existing Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws, and such Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of Parent common stock, par value $0.01 per share.

(d) No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of such Stockholder or of the Company, (ii) violate any (A) Law or (B) Order, in either case, applicable to such Stockholder or any of their respective properties or assets, (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Stockholder under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(e) Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

(f) Legal Proceedings. There are no Proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of their respective assets, rights or properties or any of the officers or directors of such Stockholder, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(g) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

9

Section 4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization. Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.

(b) Authority; Execution and Delivery; Enforceability. Parent has full corporate power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance and compliance by Parent with each of its obligations herein have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Constituent Documents of Parent, (ii) violate any (A) Law or (B) Order, in either case, applicable to Parent or its properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which its or its properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of this Agreement by the mutual written consent of Parent and the Stockholders; (b) the valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time; (c) the Effective Time; and (d) the making of any change, by written amendment or written modification, in accordance with Section 8.1 of the Merger Agreement, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement, in each case with respect to this clause (d) without the prior written consent of the Stockholders. In the event of the termination of this Agreement in accordance with this Section 5.1 (the date of a valid termination of this Agreement, being the “Termination Date”), this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that nothing in this Section 5.1 shall relieve any Party from liability for any breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

10

ARTICLE VI

MISCELLANEOUS

Section 6.1 Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or in the Joint Proxy Statement, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock and the existence and terms of this Agreement and the other Ancillary Agreements, and (ii) hereby agrees to reasonably cooperate with Parent in connection with such filings. As promptly as practicable, each Stockholder shall notify Parent of any required corrections with respect to any information supplied by Stockholder, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.

Section 6.3 Further Assurances. Each of the Parties agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the Parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

Section 6.4 Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liability and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

Section 6.5 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

11

Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

Attention: General Counsel

Telephone No.: (312) 614-7962

Facsimile No.: (312) 614-6533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention:    Rodd M. Schreiber, Esq.

Telephone No.: (312) 407-0700

Facsimile No.: (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention:    Michael A. Civale, Esq.

Telephone No.: (212) 735-3000

Facsimile No.: (212) 735-2000

(b)	if to any Stockholder, to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention:    Daniel Lee

Telephone No.: (212) 583-5000

Facsimile No.: (212) 583-5749

with a copy to:

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Attention:    General Counsel

Telephone No.: (973) 541-6640

Facsimile No.: (973) 541-6693

12

and

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention:    Daniel Clivner, Esq.

Telephone No.: (310) 407-7500

Facsimile No.: (310) 407-7502

Section 6.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 6.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns.

Section 6.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 6.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 6.11 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of

13

similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 6.12 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 6.13 Enforcement; Exclusive Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 6.6.

Section 6.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14

Section 6.15 Capacity as a Stockholder. The Stockholders make their agreements and understandings herein solely in their capacities as record holders and Beneficial Owners of the Covered Company Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a Representative of any Stockholder solely in his capacity as a director or officer of the Company.

Section 6.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and in the case of the Stockholders, each of their general partners) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 6.16 shall in no way be deemed to limit (a) the liability or obligations of any Party to the extent that such Party is required to cause it Subsidiaries or controlled Affiliates, or to use reasonable best efforts to cause its Representatives, to take any action or refrain from taking any action pursuant to this Agreement or (b) any remedy or rights available to Parent under the Merger Agreement.

[Remainder of this page intentionally left blank]

15

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Agreement, all as of the date first written above.

THE HILLSHIRE BRANDS COMPANY

By:
Name: Sean M. Connolly
Title: President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

SCHEDULE I

EXISTING SHARES

Name	Existing Shares

Blackstone Capital Partners V L.P.	33,518,811

Blackstone Capital Partners V-AC L.P.	1,981,195

Blackstone Family Investment Partnership V-SMD L.P.	1,047,497

Blackstone Family Investment Partnership V L.P.	216,290

Blackstone Participation Partnership V L.P.	81,061

BCPV Pinnacle Holdings LLC	23,129,291

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 12, 2014 (and effective as set forth in Section 23 of this Agreement), is made and entered into by and among The Hillshire Brands Company, a Maryland corporation (the “Company”), and Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., Blackstone Family Investment Partnership V-SMD L.P., Blackstone Family Investment Partnership V L.P., Blackstone Participation Partnership V L.P., each a Delaware limited partnership, and BCPV Pinnacle Holdings LLC, a Delaware limited liability company (collectively, the “Blackstone Funds”). The Company and each of the Blackstone Funds are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, the Company, Pinnacle Foods, Inc. (“Target”), Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Corp”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, (a) Merger Corp will merge with and into Target, with Target surviving as the Surviving Corporation (the “Merger”), and (b) if the 368 Opinion (as defined in the Merger Agreement) is delivered, following the Merger, the Surviving Corporation will merge with and into Merger LLC, with Merger LLC surviving (the “Second Merger” and, together with the Merger, the “Mergers”), and each of Target’s issued and outstanding shares of common stock, par value $0.01 per share (“Target Common Stock”), other than shares of Target Common Stock owned, directly or indirectly, by the Company, Target, Merger LLC or Merger Corp, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, upon the consummation of the Merger, subject to the terms of the Merger Agreement, the Blackstone Funds will receive, in respect of their shares of Target Common Stock, the Merger Consideration, which includes shares of Company common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, in connection with the entry into the Merger Agreement, the Company and the Blackstone Funds have agreed to enter into this Agreement, which will only become effective if and on the date that the Merger is consummated (the “Closing Date”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	CERTAIN DEFINITIONS.

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any specified Person, any other another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means. For the avoidance of doubt, the Company shall not be deemed to be an Affiliate of the Blackstone Entities by virtue of the Blackstone Agreements.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means any one or more Blackstone Funds or any Stockholders (as defined in the Stockholders Agreement), including their Permitted Transferees; provided, however, that the term “Holders” shall not include (i) any Blackstone Fund or Stockholder that ceases to own or hold any Registrable Securities, or (ii) any transferee (other than the Blackstone Funds or a Stockholder, including any Permitted Transferee) of shares of Common Stock pursuant to transfer from a Holder.

“Law” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Other Registration Rights Agreements” means registration rights agreements entered into by the Company after the date hereof.

“Permitted Transferee” has the meaning ascribed thereto in the Stockholders Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Security(ies)” means any shares of Common Stock received by the Holders in the Merger but only for so long as such shares are held by the Holders; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; (ii) when and to the extent such securities are permitted to be publicly sold without limitation as to volume pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

2

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities, including, without limitation, the following: all registration, qualification, filing and listing fees, fees and expenses associated with filings required to be made with FINRA, all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses (including the reasonable and documented fees of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 5.1(a)(vi)), expenses of the Company’s independent registered public accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration), expenses of the Company incurred in connection with any “road show” and any and all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit); but shall exclude any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders.

“Rights Effective Date” means the date that is 90 days from the Closing Date.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, among the Company and the Holders, as amended, supplemented or modified from time to time.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“WKSI” means a well-known seasoned issuer, as defined in the Rule 405 under the Securities Act.

2.	SHELF REGISTRATION STATEMENT; DEMAND REGISTRATION.

(a) Subject to the terms and conditions contained herein (including the limitations set forth in Section 2(b), Section 2(c) and Section 7):

(i) The Company shall use commercially reasonable efforts to prepare and file with the SEC a shelf registration statement on Form S-3 (or any successor form) providing for continuous resales of securities pursuant to Rule 415 of the Securities Act (a “Shelf

3

Registration Statement”) with respect to sales of Registrable Securities which may be made by the Holders, and to cause such Shelf Registration Statement to be declared effective by the SEC on or prior to the Rights Effective Date. Upon the demand of Holders pursuant to a notice made at any time and from time to time beginning ten (10) days prior to the Rights Effective Date, the Company will facilitate, beginning on the Rights Effective Date, in the manner described in this Section 2(a)(i), a “takedown” of shares of Common Stock off of such Shelf Registration Statement (a “Shelf Takedown”), including, subject to the limitations set forth in Section 2(a)(v), an Underwritten Offering. Notwithstanding the foregoing, if the Company is a WKSI, the Company shall file, on or prior to the Rights Effective Date, the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by such Holders. Within ten (10) days after the Shelf Registration Statement is declared effective, the Company will deliver written notice thereof to all other Holders. Each Holder may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten (10) days after the Company notifies each Holder in writing of the effectiveness of the Shelf Registration Statement. Subject to Section 2(c), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective (including by filing a new Shelf Registration Statement on or prior to the date any prior Shelf Registration Statement would become unusable under the Securities Act) until the earlier of (i) two (2) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which this agreement terminates pursuant to Section 23.

(ii) Following the Rights Effective Date, at any time that a Shelf Registration Statement is effective, if any Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then, the Company shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.

(iii) At any time after the Rights Effective Date, Holders may request by written notice delivered to the Company (a “Demand Notice”) that the Company register under the Securities Act all or any portion (subject to Section 2(a)(v)) of the Registrable Securities then held by Holders, for sale in the manner specified in such Demand Notice (including, but not limited to, an Underwritten Offering) (a “Demand Registration”). In each such case, the Demand Notice shall specify the number of Registrable Securities for which registration is requested and the proposed manner of disposition of such securities.

(iv) The Company shall use its commercially reasonable efforts to file with the SEC within twenty (20) days after the Company’s receipt of a Demand Notice a registration statement for the public offering and sale, in accordance with the method of disposition specified by Holders in such Demand Notice, of the number of Registrable Securities specified in such notice, and thereafter use its commercially reasonable efforts to cause such registration statement

4

to become effective within forty-five (45) days after its filing. Such registration statement may be on Form S-3 or another appropriate form that the Company is eligible to use and that is reasonably acceptable to the managing underwriter, if any. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least ninety (90) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to ninety (90) days after effectiveness, to any stop order, injunction or other order or requirement of the SEC or other governmental authority, other than by reason of any act or omission by the applicable Selling Stockholders. Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the requesting Holders.

(v) The Company shall not have any obligation hereunder to register any Registrable Securities under Section 2(a)(ii) for a Demand Registration or an underwritten Shelf Offering unless it shall have received a request from Holders to register at least the lesser of (x) twenty-five percent (25%) of the aggregate amount of Registrable Securities held by all of the Holders and (y) Registrable Securities having a market value of no less than $150 million, in each case as of the date of such request.

(vi) If the Company is required to use its commercially reasonable efforts to register Registrable Securities in a registration initiated upon the demand of Holders pursuant to Section 2(a)(ii) of this Agreement and the managing underwriters for such offering advise that the inclusion of all securities sought to be registered pursuant to Section 2 hereof may interfere with an orderly sale and distribution of or may adversely affect the success or price of such offering, then the Company will include in such offering, first, the aggregate number of Registrable Securities requested to be included by Holders pursuant to the Demand Notice, second, the shares of Common Stock of third party stockholders that are entitled to registration rights under Other Registration Rights Agreements (“Third Party Securities”), allocated pro rata among the Third Party Securities as the Company and such third party stockholders may agree or as may be provided in the Other Registration Rights Agreement, and third, all other securities requested or proposed to be included in such registration statement (including shares of Common Stock to be sold for the account of the Company).

(b) The obligations of the Company to effect, or to take any action to effect, a Demand Registration or an underwritten Shelf Takedown shall be limited as follows:

(i) Between the Closing Date and the Rights Effective Date, Holders do not have the right to require the Company to effect any Demand Registrations or underwritten Shelf Takedowns;

(ii) From the period commencing on the Rights Effective Date through the Termination of this Agreement, Holders may require the Company to effect two (2) Demand

5

Registrations or underwritten Shelf Takedowns in any 365-day period; provided, that Holders may not require the Company to effect any such offering prior to ninety (90) days following a previous Demand Registration or underwritten Shelf Takedown;

(iii) If a Demand Registration or Shelf Takedown shall have taken the form of a “bought deal” or a “block trade”, in either case representing five percent (5%) or more of the outstanding Common Stock at such time (a “Block Sale”), no Holder shall be permitted in any event to sell additional Registrable Securities pursuant to a Shelf Takedown for ninety (90) days following such Block Sale; and

(iv) In no event shall the Company be required to include a Holder’s Registrable Securities in a Demand Registration or underwritten Shelf Takedown if such Holder included in any registration under Section 3 and declared effective within sixty (60) calendar days preceding the related Demand Notice at least seventy-five percent (75%) of the Registrable Securities such Holder sought to be included in such registration under Section 3.

(c) Notwithstanding any other provision of this Agreement, in the event of a Blackout Period the Company shall have the right to defer or suspend the filing or effectiveness of a registration statement relating to any registration requested under Section 2(a)(i) (1) until the expiration of the applicable Blackout Period and (2) for a reasonable period of time not to exceed sixty (60) days if a prior registration statement of the Company for an underwritten public offering by the Company of its securities was declared effective by the SEC less than ninety (90) days prior to the anticipated effective date of the requested registration. In the event of an Information Blackout under clause (1) of the definition thereof, the Company shall deliver to the Holders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the board of directors of the Company, the conditions described in clause (1) of the definition of Information Blackout are met. Such certificate shall contain an approximation of the anticipated delay.

(d) Any Demand Notice may be revoked by notice from the Holder to the Company prior to the effective date of the corresponding registration statement; provided, that such revoked Demand Notice will count for purposes of Section 2(b) unless the Company is promptly reimbursed for all out-of-pocket expenses (including fees of outside counsel and accountants and other Registration Expenses) incurred by the Company relating to the registration requested pursuant to such revoked Demand Notice. A Demand Notice may not be made for a minimum of ninety (90) calendar days after the revocation of an earlier Demand Notice.

(e) Any time that a Demand Registration involves an Underwritten Offering, the Company (in consultation with the Holders) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Holders (such acceptance not to be unreasonably withheld, conditioned or delayed).

6

3.	INCIDENTAL REGISTRATION.

(a) At any time after the Rights Effective Date until two (2) years following the Rights Effective Date, subject to the terms and conditions hereof, if the Company proposes to register any equity securities of the Company (whether proposed to be offered for sale by the Company or by any other Person (other than the Holders)) (collectively, “Other Securities”) for public sale under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) pursuant to Section 2 or (iv) on a form or in a manner which would not permit registration of Registrable Securities for sale to the public under the Securities Act), it will give prompt written notice (which notice shall specify the intended method or methods of disposition) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of Holders delivered to the Company within ten (10) Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holders) the Company will, subject to the terms and conditions hereof, use its commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

(i) any Holder who has included Registrable Securities in a registration under Section 2 that was declared effective within the ninety (90) calendar days immediately preceding the receipt of such Incidental Notice shall not be permitted to request the inclusion of any Registrable Securities in such Piggyback Registration;

(ii) if, at any time after giving an Incidental Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders within five (5) Business Days thereof and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities, without prejudice, however, to the rights (to the extent applicable and subject to the terms and conditions hereof) of Holders to request that such registration be effected as a registration under Section 2;

(iii) in connection with any Underwritten Offering, the Company will not be required to effect any registration of Registrable Securities pursuant to this Section 3 if the Company shall have been advised by the managing underwriter for the offering selected by the Company that, in such firm’s opinion, a registration of Registrable Securities and Other Securities sought to be included in such Piggyback Registration may interfere with an orderly sale and distribution of the securities being sold in such offering or would adversely affect the success thereof; provided, however, that if an offering of some but not all of the Registrable Securities requested to be registered by the Holders and Other Securities sought to be included in such registration (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) would not have such adverse effect in the opinion of such firm, then the Company will include in such offering: first, the Other Securities to be registered for the Company’s account, second, the Registrable Securities requested to be registered by the Holders pursuant to Section 3, as well as all other Third Party Securities requested to be registered by third party stockholders under Other Registration Rights Agreements, allocated pro rata among the Registrable Securities and Third Party Securities based on the number of Registrable Securities and Third Party Securities proposed to be registered in such registration by the Holders and such third party stockholders, as applicable, and third, all Other Securities requested to be included in such registration; and

(iv) the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section 3 incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

7

(b) In connection with any Underwritten Offering under this Section 3, the Company shall not be required to include the Registrable Securities of a Holder unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(c) No registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 2.

4.	HOLDBACKS; OTHER RESTRICTIONS AND ACKNOWLEDGEMENTS.

(a) In connection with any Underwritten Offering, if requested by the managing underwriter, each Holder agrees to enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) during the period commencing on the launch of such offering but no earlier than ten (10) days prior to the “pricing” of such Underwritten Offering and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a shelf registration statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s).

(b) If any Demand Registration or Shelf Takedown involves an Underwritten Offering, the Company, if requested by the managing underwriter, will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto or any other form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan) for its own account within sixty (60) days after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

(c) The Company covenants and agrees during the term of this Agreement, without the prior written consent of the Holders, not to enter into any Other Registration Rights Agreement that (i) contains registration rights in favor of a third party that would have priority to the rights of Holders contained in this Agreement or (ii) grants any third party with a right to cause the Company to effect a registration similar to the Demand Registration during such period (unless the Holders are permitted to participate pro rata with such third party in such registration).

8

5.	REGISTRATION PROCEDURES.

(a) If and whenever the Company is required by the provisions of this Agreement to use commercially reasonable efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or shelf takedowns, as applicable, the Company shall as expeditiously as reasonably practicable:

(i) use commercially reasonable efforts to prepare and file with the SEC, a registration statement within the time periods specified herein, and use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and to remain effective under the Securities Act until the earlier of such time as all securities covered thereby are no longer Registrable Securities or 180 days after such registration statement becomes effective with respect to registrations pursuant to Section 2(a), in every case as any such period may be extended pursuant to Section 7 hereto, provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

(ii) prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 5(a)(i) above, as such period may be extended pursuant to Section 7 hereto, and as may be necessary for such registration statement to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, to the extent reasonably acceptable to the Company, include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment within the time period specified in this Agreement; provided, however, that the Company shall not be required to take any actions under this Section 5(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable Law;

(iv) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any Free Writing Prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an Underwritten Offering, if applicable, and to underwriter’s counsel; provided, that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the SEC. The Company shall not file any such registration statement or prospectus or

9

any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of Registrable Securities reasonably object, based upon the advice of their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable Law;

(v) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

(vi) furnish to Holders and any underwriter of Registrable Securities, (a) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (b) such number of copies of the prospectus, used in connection with such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, and (c) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(vii) use commercially reasonable efforts to register or qualify or reasonably cooperate with the Holders selling Registrable Securities pursuant to such registration statement, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption form such registration or qualification) of all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective hereunder and take any other action which may be reasonably necessary to enable such Holders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holders; provided, however, that the Company shall not be required to (a) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (vii) be qualified or subject, or (b) subject itself to taxation or consent to general service of process in any such jurisdiction;

(viii) reasonably cooperate with Holders and the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends unless required by applicable Law; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, may reasonably request consistent with this Agreement;

(ix) use commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as required to enable the Holders thereof to consummate the disposition of such Registrable Securities;

10

(x) use commercially reasonable efforts to list the securities covered by such registration statement on the New York Stock Exchange, if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

(xi) notify Holders as promptly as practicable and, if requested by Holders, confirm such notification in writing, (a) when a prospectus or any prospectus supplement has been filed with the SEC, and, with respect to a registration statement or any post-effective amendment thereto, when the same has been declared effective by the SEC, (b) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by the SEC for that purpose, (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (d) of the occurrence of any event which requires the making of any changes to a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to Holders a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), (e) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information, and (f) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate;

(xii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(xiii) enter into such agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form, scope and substance as is customary in Underwritten Offerings) and use commercially reasonable efforts to take such other appropriate actions as are reasonably requested by the Holders of Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities, and in that regard, in an Underwritten Offering (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in Underwritten Offerings, and, if true, confirm the same if and when requested, (ii) deliver such documents and certificates as reasonably requested by the Holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to

11

evidence the continued validity of the representations and warranties made pursuant to sub-clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company, (iii) use commercially reasonable best efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement and (iv) use commercially reasonable efforts to furnish to the Holders of Registrable Securities being included in any such registration an opinion of counsel in substance and scope to that customarily delivered to underwriters in public offerings, addressed to the underwriters; the above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(xiv) in connection with any Underwritten Offering, to extent the managing underwriter(s) of such offering shall request, have appropriate officers of the Company prepare and make presentations as part of a customary “road show”, which may be videotaped or otherwise electronically delivered, and other information meetings reasonably organized by the underwriters, in each case upon reasonable advance notice and at mutually agreed times and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Holders and the underwriters in the offering, marketing or selling of the Registrable Securities, provided, however, that the Company shall only be required to participate in any “road show” once in any 365-day period;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 5(a)(vii), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xvi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction.

(b) The Company may require each Holder of Registrable Securities being sold in a registration hereunder and each underwriter, if any, to furnish to the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(c) Upon the receipt of any notice from the Company of the occurrence of any event of the kind described in clause (b), (c), (d), (e) and (f) of Section 5(a)(xi), Holders shall forthwith

12

discontinue any offer and disposition of Registrable Securities pursuant to the registration statement and prospectus covering such Registrable Securities until all Holders shall have received copies of a supplemented or amended prospectus which is no longer defective, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and, if so directed by the Company, shall deliver to the Company, at the Company’s expense, all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in the Holders’ possession. If the Company shall provide any notice of the type referred to in the preceding sentence, the period during which the registration statements are required to be effective as set forth under Section 5(a)(i) shall be extended by the number of days the Holder is required to discontinue disposition of such securities.

6.	UNDERWRITING.

(a) If requested by the underwriters for any Underwritten Offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

(b) If any registration pursuant to Section 3 hereof shall involve, in whole or in part, an Underwritten Offering, the Company may require Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution.

(c) In any offering of Registrable Securities pursuant to a registration hereunder, if requested by the managing underwriter, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning Holders their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

7.	INFORMATION BLACKOUT; SUSPENSION OF SALES.

(a) Upon written notice from the Company to Holders that the Company has determined in good faith that (1) sale of Registrable Securities pursuant to a registration statement would require disclosure of non-public material information (A) which disclosure the Company has determined would not be in the best interest of the Company if disclosed at such

13

time (including at any time during a “blackout period” in accordance with the Company’s trading policies) or (B) relating to a material financing or business transaction involving the Company or (2) a registration statement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (an “Information Blackout”), the Company may postpone the filing or initial effectiveness of any registration statement required hereunder and, if such registration statement has become effective, the Company shall not be required to maintain the effectiveness of such registration statement and Holders shall suspend sales of Registrable Securities pursuant to such registration statement, in each case, until deemed advisable in the good faith judgment of the Company, and for a period of no longer than sixty (60) days after the Company makes such good faith determination, which may, upon advanced written notice to Holders, be renewed for an additional sixty-day period (such period a “Blackout Period”); provided, the Company shall not have the right to initiate a Blackout Period more than two times in any twelve month period.

(b) Any delivery by the Company of notice of an Information Blackout during the forty-five (45) days immediately following effectiveness of any registration statement effected pursuant to Section 2(a) hereof shall give the Holders the right, by written notice to the Company within twenty (20) Business Days after the end of such Blackout Period, to cancel such registration.

(c) If one or more Information Blackouts should occur, then (1) the applicable periods of time that Holders may require the Company to effect the number of Demand Registrations or Shelf Takedowns set forth in Section 2(b) shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s) and (2) the termination of this agreement pursuant to Section 23 hereof shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s).

8.	RULE 144.

With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 under the Securities Act, the Company shall use commercially reasonable efforts to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto. Upon the written request of Holders, the Company will deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders (including facilitating the delivery of customary opinions of counsel) to remove any restrictive legends contained on any certificates (other than those required by applicable Law) so as to facilitate a sale by the Holders of such shares under Rule 144.

9.	PREPARATION; REASONABLE INVESTIGATION; INFORMATION

(i) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, (ii) during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business, the Company will provide the underwriters, its counsel and accountants, as well as

14

counsel and accountants to Holders (the “Inspectors”), reasonable and customary access to the Company’s books and records, including, if reasonably requested, all relevant financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such Inspector as shall be necessary, in the reasonable opinion of such underwriters, its counsel and Holder’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, the Company shall not be required to provide any information if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit any attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Holder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Holder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another governmental authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential, and (iii) without limiting the generality of Section 9(b), as a condition precedent to including any Registrable Securities in any such registration, the Company may require each Holder and each underwriter, if any, to furnish the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required by applicable Law or the SEC in connection with any registration.

(b) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such Holder to register Registrable Securities in such registration statement of the information, documents and instruments from such Holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second (2nd) Business Day before the expected filing date, the Requested Information from such Holder, the Company may file the registration statement without including Registrable Securities of such Holder. The failure to so include in any registration statement the Registrable Securities of a Holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such Holder.

10.	INDEMNIFICATION AND CONTRIBUTION.

(a) In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by applicable Law, indemnify and hold harmless each Holder and its Affiliates and their respective officers, directors, members and shareholders, each Person, if any, who controls (within the meaning of Section 15 of the

15

Securities Act and Section 20 of the Exchange Act) such Holder or such other indemnified Person and the officers, directors, members and shareholders of each such controlling Person, (“Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, judgments, fines, penalties, charges, amounts paid in settlement, expenses of investigation and reasonable and documented attorneys’ fees and expenses (“Losses”), as incurred, arising out, caused by, resulting from or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading and; provided, that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any Losses arises out of, or is based upon, any information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto or due to such furnished information having an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) In the case of each offering of Registrable Securities made pursuant to this Agreement in which a Holder is participating, Holders shall, jointly and severally, indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, members and shareholders and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and such other indemnified Persons and the officers, directors, members and shareholders of each such controlling Person (the “Company Indemnitees”), from and against any and all Losses arising out of or based upon, any information contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of Holders specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein). The aggregate liability of the Holders under this Section 10(b) shall not exceed the total net proceeds received by all such Holders from such offering giving rise to such liability.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 10, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in Section 10(a) or (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the

16

extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel of its choosing and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such judgment. No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Parties agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered

17

to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

(e) The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the Person asserting the loss, claim, damage or liability for which indemnity is sought. The indemnification provided for under this Agreement shall survive the transfer of the Registrable Securities (but shall not inure to the benefit of any transferee, other than a Holder) and the termination of this Agreement.

11.	EXPENSES.

In connection with any registration under this Agreement, the Company shall pay all Registration Expenses. Holders shall be responsible for all other expenses incurred in connection with such registration, including any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders.

12.	MERGER OR CONSOLIDATION.

In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities.

13.	NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Holders, to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Daniel Lee

Telephone No.: (212) 583-5000

Facsimile No.: (212) 583-5749

18

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Richard Fenyes, Esq.

Telephone No.: (212) 455-2000

Facsimile No.: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars

29th Floor

Los Angeles, CA 90067

Attention: Dan Clivner, Esq.

Telephone No.: (310) 407-7500

Facsimile No.: (310) 407-7502

(b)	if to the Company, to:

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

Attention: General Counsel

Telephone No.: 312-614-7962

Facsimile No.: 312-614-6533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber, Esq.

Telephone No.: (312) 407-0700

Facsimile No.: (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Michael A. Civale, Esq.

Telephone No.: (212) 735-3000

Facsimile No.: (212) 735-2000

19

14.	ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES; AMENDMENT; WAIVER.

This Agreement (including, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) other than as provided in Section 10, is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

15.	PARAGRAPH HEADINGS; INTERPRETATION.

The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or Law defined or referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

16.	APPLICABLE LAW.

This Agreement shall be governed and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

17.	SEVERABILITY.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or

20

invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

18.	ENFORCEMENT; EXCLUSIVE JURISDICTION.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of New York without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the district courts of the State of New York and any federal court located in the State of New York, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the district courts of the State of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of New York and (d) consents to service of process being made through the notice procedures set forth in Section 13.

19.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

20.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

21

21.	SUCCESSORS AND ASSIGNS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, however, that any Blackstone Fund may assign its rights and obligations under this Agreement in whole or in part to any Stockholder in connection with a Permitted Transfer (as defined in the Stockholders Agreement). Any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

22.	PUBLICATION.

Each Holder (i) hereby consents to and authorizes the publication and disclosure by the Company in any press release or registration statements filed with the SEC (including any documents and schedules filed in connection therewith) or other disclosure document required in connection with the transactions contemplated hereby, its identity and the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with the Company in connection with such filings, including providing Stockholder Information requested by the Company. As promptly as practicable, each Holder shall notify the Company of any required corrections with respect to any Stockholder Information supplied by a Holder, if and to the extent such Holder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

23.	EFFECTIVE DATE; TERMINATION.

This Agreement shall be effective as of the Closing Date, and if the Merger Agreement is terminated in accordance with its terms, then this Agreement shall terminate and be null and void ab initio. After the Closing Date, this Agreement shall automatically terminate on the earlier of (x) the date that the Holders cease to hold Registrable Securities representing more than two percent (2%) of the outstanding Common Stock and (y) three (3) years from the Rights Effective Date as extended pursuant to Section 7(c) hereof. If this Agreement is terminated pursuant to this Section 23, this Agreement shall immediately then be terminated and be of no further force and effect, except for the provisions set forth in Sections 10 through 23 shall survive such termination.

[Signature Page Follows.]

22

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the date first above written.

THE HILLSHIRE BRANDS COMPANY

By:
	Name:	Sean M. Connelly
	Title:	President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C., its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

EXHIBIT D

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of May 12, 2014 (and effective as set forth in Section 4.1 of this Agreement), is made and entered into by and among THE HILLSHIRE BRANDS COMPANY, a Maryland corporation (“Parent”), and the undersigned stockholders of PINNACLE FOODS INC., a Delaware corporation (the “Company”). Parent and each of the undersigned stockholders (and any other Person that becomes a party to this Agreement in accordance with the terms hereof) are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company, Merger Sub or Merger LLC, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, upon the consummation of the Merger, subject to the terms of the Merger Agreement, the undersigned stockholders shall have the right to receive, in respect of their shares of Company Common Stock, the Merger Consideration, which includes shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the undersigned stockholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 promulgated under the Securities Act and with respect to each Stockholder, an “affiliate” of such Stockholder as defined in Rule 405 promulgated under the Securities Act and any Investment Fund, vehicle or holding company of which such Stockholder or an Affiliate of such Stockholder serves as the general partner, managing member or discretionary manager or advisor; provided, however, that notwithstanding the foregoing, an Affiliate of a Stockholder shall not include any portfolio company or other investment of any such Person or of such Stockholder or any Investment Fund, vehicle or holding company, or any limited partners of such Stockholder, in each case, to the extent such Person has neither received Confidential Information nor is acting on behalf of or at the direction of any Stockholder or any Affiliate or Representative of such Stockholder or Affiliate that has received Confidential Information.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, and/or (ii) investment power which includes the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of any Covered Parent Shares by virtue of this Agreement.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Stockholder or its Representatives (as defined below) from Parent or its Representatives, in connection with the Beneficial Ownership of Covered Parent Shares or through its rights granted pursuant to this Agreement (including through its membership on the Parent Board), other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Stockholder or its Representatives, (b) was or becomes available to such Stockholder or its Representatives on a non-confidential basis from a source other than Parent, its Subsidiaries or their respective Representatives, or any other Stockholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Stockholder or its Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by such Stockholder or its Representatives

3

without the use of or reference to any such information that would otherwise be Confidential Information hereunder. Subject to clauses (a) through (c) above, Confidential Information also includes all non-public information previously provided by the Company, Parent or its Representatives under the provisions of any confidentiality agreement (including the Confidentiality Agreement) between or on behalf of Parent, the Company, the Stockholder or their respective Affiliates or its or their respective Representatives including all information, documents and reports referred to thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Parent Shares” means, with respect to each Stockholder, (1) any shares of Parent Common Stock acquired by such Stockholder as Merger Consideration, and (2) any shares of Parent Common Stock or other voting capital stock of Parent and any Securities convertible into or exercisable or exchangeable for shares of Parent Common Stock or other voting capital stock of Parent, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof.

“Investment Fund” means any investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by any Stockholder or any of their respective Affiliates.

“Non-Private Equity Business” means any business or investment of a Stockholder and its Affiliates distinct from the private equity business of such Stockholder and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business (and shall be deemed to be a Restricted Affiliate hereunder) if and at such time that (a) any Confidential Information with respect to Parent or its Subsidiaries is made available to investment professionals of such Stockholder and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) such Stockholder or any of its Affiliates instructs any such business or investment to take any action, to the extent that such action would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a Stockholder hereunder.

“Permitted Transferee” means, with respect to a Stockholder, any Affiliate of such Stockholder that is an Investment Fund.

“Pinnacle Designee” means the individual designated by the Stockholders to serve as a member of the Parent Board in accordance with and subject to Article II of this Agreement.

“Restricted Affiliate” means, with respect to any Stockholder, any “affiliate” of such Stockholder as defined in Rule 405 promulgated under the Securities Act and any investment fund, vehicle or holding company of which such Stockholder or an Affiliate of such Stockholder serves as the general partner, managing member or discretionary manager or advisor affiliate, in each case, to the extent such Person has received Confidential Information or is acting on behalf of or at the direction of any Stockholder or any Affiliate or Representative of such Stockholder or Affiliate that has received Confidential Information; provided, however, Restrictive Affiliate shall not include any Non-Private Equity Business.

4

“Standstill Period” means, with respect to each of the Stockholders, from the Effective Time until the date that is the later of (x) the date on which the Covered Parent Shares Beneficially Owned by the Stockholders, in the aggregate, represents less than five percent (5%) of the of the Total Voting Power or the Total Economic Interest and (y) one (1) year after the date on which there is no Stockholders Director serving as a director on the Parent Board (as defined below) (and the Stockholders either no longer have any rights under Article II to designate a Pinnacle Designee to serve on the Parent Board or have irrevocably waived any such rights).

“Stockholder” means each Person (other than Parent) whose name appears on the signature pages hereto and any Permitted Transferee of such Person who becomes a party to this Agreement pursuant to Section 3.1(b)(i) hereof (each Stockholder, collectively, the “Stockholders”).

“Stockholders Director” means a Pinnacle Designee who has been elected or appointed to the Parent Board.

“Stockholder Ownership Limit” means a percentage equal to the percentage of the outstanding shares of Parent Common Stock Beneficially Owned by the Stockholder as of immediately following the Merger; provided, that, in either case, the effect of any share repurchases by Parent shall not be counted for purposes of any measurement of the Stockholder Ownership Limit (and, for the avoidance of doubt, none of the Stockholders shall be required to sell or otherwise dispose of any shares of Parent Common Stock as a consequence of any such repurchase or any other similar action undertaken by Parent) unless and until any Stockholder has acquired Beneficial Ownership of additional shares of Parent Common Stock following such repurchase.

“Termination Date” means the end of any Business Day following the Effective Time at which the number of Covered Parent Shares represents less than five percent (5%) of the Total Voting Power or the Total Economic Interest.

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Parent Common Stock then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest then Beneficially Owned by such Person, including pursuant to any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of Parent if all Parent Common Stock (and any other Parent Securities entitled to vote generally in the election of directors of Parent) then outstanding were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the

5

Total Voting Power of Parent that is represented by the total number of votes that may be cast in the election of directors of Parent by Parent Common Stock (and any other Parent Securities entitled to vote generally in the election of directors of Parent) then Beneficially Owned by such Person.

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by Stockholder solely as a result of transfers of limited partnership interests in such Stockholder).

ARTICLE II

PARENT BOARD COMPOSITION

Section 2.1 Composition of Parent Board at the Effective Time. Parent shall take all actions necessary so that as of the day on which the Effective Time occurs, (i) the size of the Board of Directors of Parent (the “Parent Board”) shall be increased by one and (ii) the Parent Board shall be comprised of (A) the directors of the Parent Board as of immediately prior to the Effective Time and (B) subject to Section 2.2(e) below, Prakash Melwani or such other individual as the Stockholders may request prior to the Effective Time that (x) is reasonably acceptable to Parent and (y) otherwise meets the requirements of a Stockholder Designee as set forth in Section 2.2(e) hereof (the “Initial Designee”). Notwithstanding the foregoing, to the extent any vacancy exists on the Parent Board immediately prior to the Effective Time, Parent may elect to fill the vacancy through the appointment of the Initial Designee in lieu of increasing the size of the Parent Board.

Section 2.2 Composition of Parent Board following the Effective Time.

(a) Following the Effective Time, subject to the other provisions of this Section 2.2 (including Section 2.2(e)), at each annual or special meeting of the stockholders of Parent at which directors are to be elected to the Parent Board, Parent will nominate and use its reasonable best efforts (which shall, subject to applicable Laws, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by Parent to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Parent Board that stockholders of Parent vote in favor of the slate of directors, including the Pinnacle Designee) to cause the stockholders of Parent to elect to the Parent Board a slate of directors which includes, prior to the Termination Date, the Pinnacle Designee.

(b) From the Effective Time until the Termination Date, the Stockholders shall provide Parent with its designee for the Pinnacle Designee, together with all information about the proposed Pinnacle Designee as shall be reasonably requested by Parent Board or any nominating committee thereof (“Information”), within 30 days of receipt of a written request from Parent for such Information, but in any event prior to Parent’s deadline for inclusion of such Information in a proxy statement for a meeting of stockholders. If the Stockholders fail to designate the Pinnacle Designee to stand for election as a member of the Parent Board at such

6

meeting prior to such time, then Parent shall have the right, in lieu of the Stockholders, to nominate to stand for election as a member of the Parent Board, in accordance with the Constituent Documents of Parent, such individual that the Stockholders so failed to designate.

(c) Subject to Section 2.2(b) and Section 2.2(e), from the Effective Time until the Termination Date, in the event of the death, disability, removal or resignation of the Stockholders Director, the Parent Board will promptly appoint as a replacement Stockholders Director, the Pinnacle Designee designated by the Stockholders to fill the resulting vacancy, and such individual shall then be deemed the Stockholders Director for all purposes hereunder; provided, that, notwithstanding anything to the contrary contained herein (but subject to, and without limitation of, the immediately following proviso), without limiting the rights of the Stockholders under this Section 2.2 with respect to subsequent annual or special meetings of the stockholders of Parent at which directors are to be elected to the Parent Board, neither Parent nor the Parent Board shall be under any obligation to appoint the Stockholders Director to the Parent Board in the event of the failure of the Pinnacle Designee to be elected to the Parent Board at any annual or special meeting of the stockholders of Parent at which the Pinnacle Designee stood for election but was nevertheless not elected; provided, that in the event the Pinnacle Designee is not elected to the Parent Board then, subject to Section 2.2(e), Parent shall appoint a replacement Pinnacle Designee to the Parent Board.

(d) On the Termination Date, or as promptly thereafter as reasonably practicable, the Stockholders shall cause the Stockholders Director to resign and shall have no further rights to appoint a Pinnacle Designee. Prior to appointment or election to the Parent Board, the Pinnacle Designee shall execute an agreement providing for such designee’s resignation from the Parent Board in the event the Stockholders no longer have a right to designate a Pinnacle Designee.

(e) Notwithstanding the provisions of this Article II, the Stockholders will not be entitled to designate a Pinnacle Designee to the Parent Board pursuant to this Article II, and the Parent Board shall not be required to take any actions with respect to the Pinnacle Designee, in the event the Parent Board reasonably determines that (a) the election of such Pinnacle Designee to the Parent Board would cause Parent to not be in compliance with applicable Laws, (b) such Pinnacle Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company or (c) such Pinnacle Designee is not reasonably acceptable to the Parent Board or any nominating committee thereof, including because such Pinnacle Designee serves as an officer or director of any Person directly competing with the business of Parent or any of its Subsidiaries. In any such case described in clauses (a), (b) or (c) of the immediately preceding sentence, the Stockholders will withdraw the designation of such proposed Pinnacle Designee and, so long as no Termination Date has occurred, be permitted to designate a replacement therefor (which replacement Pinnacle Designee will also be subject to the requirements of this Section 2.2(e)).

7

ARTICLE III

COVENANTS

Section 3.1 Restrictions on Transfers.

(a) Requirements for any Transfer. Notwithstanding anything to the contrary contained in this Agreement, a Stockholder shall not Transfer any Covered Parent Shares (i) unless such Transfer is in accordance with all applicable Laws and the other terms and conditions of this Agreement, and (ii) in one or more transactions in which, to such Stockholder’s knowledge, any Person or Group (as defined in Section 13d-3 of the Exchange Act), after giving effect to such Transfer, would Beneficially Own five percent (5%) or more of the Total Voting Power or the Total Economic Interest; provided, that the restriction in this clause (ii) shall not apply to Transfers (x) effected solely through a bona fide underwritten and widely-distributed public offering pursuant to an exercise of the registration rights provided in the Registration Rights Agreement or (y) permitted under Section 3.1(b).

(b) Permitted Transfers. A Stockholder shall be entitled to Transfer any Covered Parent Shares at any time (i) to a Permitted Transferee of the transferring Stockholder, so long as such transferee, in connection with such Transfer, evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder, or (ii) if such Transfer is solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if the Parent Board has affirmatively publicly recommended to Parent’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation.

(c) Lock-Up.

(i) No Stockholder shall Transfer any Covered Parent Shares during the period from the Effective Time to the date that is 90 days after the Effective Time, unless such Transfer is made in accordance with Sections 3.1(a) and 3.1(b).

(ii) From and after the date that is 90 days following the Effective Time, subject to compliance with Section 3.1(a), as applicable, a Stockholder shall be entitled to Transfer any Covered Parent Shares (w) in accordance with Section 3.1(b), (y) pursuant to the Registration Rights Agreement or (z) or to any other Person.

(d) Any Transfer or attempted Transfer of Covered Parent Shares in violation of this Section 3.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

8

(e) With respect to any Stockholder, any certificates for Covered Parent Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer, which legend shall state in substance:

“The securities evidenced by this certificate may not be offered or sold, transferred, pledged, hypothecated or otherwise disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) to the extent applicable, pursuant to Rule 144 under the Securities Act (or any similar rule under the Securities Act relating to the disposition of securities), or (iii) pursuant to an available exemption from registration under the Securities Act. The securities evidenced by this certificate are subject to restrictions on transfer set forth in the Stockholders Agreement, dated as of May 12, 2014, by and among Parent and certain other parties thereto (a copy of which is on file with the Secretary of Parent).”

(f) Notwithstanding Section 3.1(e), the holder of any certificate(s) for Covered Parent Shares shall be entitled to receive from Parent new certificates for a like number of shares of Parent Common Stock not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable and (ii) with respect to the restriction on Transfer of such shares of Parent Common Stock under the Securities Act or any other foreign or state securities Laws, unless such shares of Parent Common Stock are sold pursuant to an effective registration statement, subject to delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Parent and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable foreign or state securities Laws.

(g) Without limiting any other provision of this Article III, prior to any Transfer of Covered Parent Shares pursuant to Section 3.1(c)(ii)(z), the Stockholder will discuss with Parent their contemplated plans for the orderly disposition of Covered Parent Shares by such Stockholder; provided, that the foregoing shall not affect any Stockholder’s ability to Transfer any Covered Parent Shares, which shall be in such Stockholder’s sole and absolute discretion so long as in compliance with this Agreement.

Section 3.2 Standstill. During the Standstill Period, each Stockholder agrees that such Stockholder shall not, and shall cause its Restricted Affiliates and its and their Representatives acting at its or their direction or on its or their behalf (such Stockholders, Restricted Affiliates and Representatives acting in such manner, being the “Restricted Persons”) not to, in each case, whether directly or indirectly, (i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, shares of Parent Common Stock, or Securities of Parent that are convertible, exchangeable or exercisable into shares of Parent Common Stock, other than as a result of any stock split, stock dividend or subdivision of shares of Parent Common Stock, (ii) deposit any Covered Parent Shares into a voting trust or similar Contract or subject any Covered Parent Shares to any voting agreement, pooling arrangement or similar arrangement or other Contract (other than solely between or among the Stockholders), or grant any proxy with respect to any Covered Parent Shares (other than (A) pursuant to Section 3.4 or (B) otherwise to Parent or a Person specified by Parent in a proxy card provided to stockholders of Parent by or on behalf of Parent), (iii) enter into, or agree, propose or offer to enter into, or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving Parent or any of its Subsidiaries, (iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the

9

proxy rules of the SEC) to vote, or advise or knowingly influence any Person with respect to the voting of, any Securities of Parent (other than to vote as recommended by the Parent Board), (v) call, or seek to call, a meeting of the stockholders of Parent or initiate any stockholder proposal for action by stockholders of Parent, (vi) form, join or in any way participate in a Group (as defined in Section 13d-3 of the Exchange Act) with respect to any Securities of Parent, (vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Parent (provided, that this clause (vii) shall in no way limit the activities of the Stockholders Director taken in good faith solely at meetings of the Parent Board or any committee thereof), (viii) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing or (ix) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements, or arrangements or other Contracts with any other Persons in connection with the foregoing. The Stockholders further agree that, during the Standstill Period, the Stockholders shall not, directly or indirectly, and shall cause their respective Restricted Persons not to, directly or indirectly (a) request to Parent to amend or waive any provision of this Section 3.2 (including this sentence) or (b) take any action that would reasonably be expected to require Parent to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.2. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, at all times during the Standstill Period, the Stockholders agree that their aggregate Beneficial Ownership, on a fully diluted basis, of Parent Common Stock or securities of Parent that are convertible, exchangeable or exercisable into Parent Common Stock, shall not exceed the Stockholder Ownership Limit.

Section 3.3 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Parent Common Stock or other Securities of Parent by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the term “Covered Parent Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4 Voting of Covered Parent Shares. During the Standstill Period, each Stockholder agrees to cause all of its Covered Parent Shares to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for Parent to have the reasonable opportunity to verify receipt) mailed to the stockholders of Parent in connection with the solicitation of any proxy: (x) in favor of all those persons nominated to serve as directors of Parent by the Parent Board or any nominating committee thereof, (y) in favor of the removal of the Stockholders Director as and when contemplated by Section 2.2(d) and (z) with respect to any other action, proposal or other matter to be voted upon by the stockholders of Parent, in accordance with the recommendation of the Parent Board (but only so long as such recommendation is not inconsistent with the rights of the Stockholders under this Agreement).

ARTICLE IV

TERM

Section 4.1 Term. This Agreement shall become effective only upon the Effective Time, and if the Merger Agreement is terminated in accordance with its terms, then this

10

Agreement shall terminate and be null and void ab initio. Article II of this Agreement shall continue in effect until the Termination Date, at which time Article II shall terminate and be of no further force or effect. Upon the termination of the Standstill Period, this entire Agreement shall be deemed terminated and shall have no further force and effect; except that Article VII (other than Sections 7.3 and 7.4) and the confidentiality obligations in Article VI shall survive such termination and no such termination shall relieve any Party for breach of this Agreement prior to such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

(a) Organization. Such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

(b) Authority; Execution and Delivery; Enforceability. Such Stockholder has full corporate or other entity power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Neither such Stockholder nor any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” of Parent as defined in the Subtitle 6 of Title 3 of the MGCL.

(c) Ownership of Shares. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of Parent Common Stock.

(d) No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of such Stockholder, (ii) violate any (A) Law or (B) Order, in either case, applicable to such Stockholder or any of their respective properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Stockholder under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, or by which they or any of their respective properties or assets may be bound or affected.

11

(e) Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

(f) Legal Proceedings. There are no Proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of their respective assets, rights or properties or any of the officers or directors of such Stockholder, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(g) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 5.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization. Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.

(b) Authority; Execution and Delivery; Enforceability. Parent has full corporate power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance and compliance by Parent with each of its obligations herein have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.3 No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Constituent Documents of Parent, (ii) violate any (A) Law or (B) Order, in either case, applicable to Parent or its properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which its or its

12

properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement such party or its respective executive officers and directors (or persons serving similar functions), members, agents, employees, partners, attorneys, accountants, consultants, bankers and financial advisors (“Representatives”) may have with Parent or its Subsidiaries or other Persons, each of the Stockholders hereby agrees that all Confidential Information with respect to Parent and its Subsidiaries and its and their respective businesses, finances and operations shall be kept confidential by such Stockholder and its Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 6.1(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by a Stockholder to its Representatives, in each case, solely if and to the extent any such Representative needs to be provided such Confidential Information to assist such Stockholder in evaluating or reviewing its investment in Parent, including in connection with the disposition thereof, and each such Representative shall be deemed to be bound by the provisions of this Section 6.1(a) and such Stockholder shall be responsible for any breach of this Section 6.1(a) by any such Representative;

(ii) by a Stockholder or any of its Representatives to the extent Parent consents in writing;

(iii) by a Stockholder or any of its Representatives to a potential transferee (so long as such Transfer is permitted hereunder); provided, that such transferee agrees to be bound by the provisions of this Section 6.1 (or a confidentiality agreement with Parent which has restrictions substantially similar to this Section 6.1) and such Stockholder shall be responsible for any breach of this Section 6.1 (or such confidentiality agreement) by any such transferee and, in any case, such Stockholder shall remain liable for any breach of any such provisions by such transferee; or

(iv) by a Stockholder or Representatives to the extent that such Stockholder or Representative has received advice from its counsel (including in-house counsel) that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or any request by or from Governmental Entity; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law, including, to the extent reasonably practicable and permitted by applicable Law, (A) consulting with Parent regarding such disclosure and (B) if reasonably requested by Parent, assisting Parent in seeking a protective order to limit the

13

scope of or prevent the requested disclosure; provided, further, that such Stockholder or Representative uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Entity or as is, based on the advice of its counsel (including in-house counsel), legally required or compelled.

(b) Each Stockholder agrees that, without limiting the Stockholders Director’s fiduciary duties under applicable Law but subject to Section 6.1(a) above and Section 7.17, each of the parties hereto hereby consents to the Stockholders Director sharing any information such Stockholders Director (in his or her capacity as such) receives from Parent with the respective Representatives of any Stockholder, in each case, who shall be deemed to be bound by the provisions of this Section 6.1 and Section 3.2 as a Restricted Person thereunder (and the relevant Stockholder shall also remain responsible for any breach of such provisions by any such Stockholder’s Representatives), for the internal use by the Stockholders of any such information, subject, however, to (x) the Stockholder, any Investment Fund of a Stockholder or any of their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of Parent in violation of applicable Law or this Agreement and (y) compliance by the Stockholder and, to the extent Confidential Information is furnished thereto, any of its Investment Funds or any of their respective Affiliates with the confidentiality provisions set forth in this Section 6.1 and the restrictions set forth in Section 3.2. Each Stockholder hereby covenants and agrees that it will establish and maintain adequate procedures to prevent Confidential Information with respect to Parent, its Subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any other action of, any Stockholder shall be made by, and shall be valid and binding upon, all Stockholders, if made by Stockholders Beneficially Owning a majority of the Total Voting Power Owned by all Stockholders.

Section 7.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Parent Shares. All rights, ownership and economic benefits of and relating to the Covered Parent Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Parent Shares, except as otherwise provided herein.

Section 7.3 No Inconsistent Agreements. Each Stockholder, jointly and severally, represents, covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Parent Shares, (b) has granted, or shall grant at any time while this Agreement remains in effect, a proxy (except in accordance with the terms hereof pursuant to Article II and Article III), consent or power of attorney with respect to any Covered Parent Shares or (c) has taken, or shall take at any time

14

while this Agreement remains in effect, any action that would make any representation or warranty of any Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

Section 7.4 Further Assurances. Each of the Parties agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the Parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

Section 7.5 Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liability and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

Section 7.6 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

The Hillshire Brands Company
400 South Jefferson Street
Chicago, Illinois 60607
Attention: General Counsel
Telephone No.: 312-614-7962
Facsimile No.: 312-614-7533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention: Rodd M. Schreiber, Esq.
Telephone No.: (312) 407-0700
Facsimile No.: (312) 407-0411

and

15

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Michael A. Civale, Esq.
Telephone No.: (212) 735-3000
Facsimile No.: (212) 735-2000

(b)	if to any Stockholder, to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Attention: Daniel Lee
Telephone No.: (212) 583-5000
Facsimile No.: (212) 583-5749

with a copy to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, Fl 29
Los Angeles, CA 90067
Attention: Daniel Clivner, Esq.
Telephone No.: (310) 407-7555
Facsimile No.: (310) 407-7502

Section 7.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 7.9 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort

16

to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.12 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 7.13 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 7.14 Enforcement; Exclusive Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Maryland without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties

17

hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the district courts of the State of Maryland and any federal court located in the State of Maryland, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of Maryland and (d) consents to service of process being made through the notice procedures set forth in Section 7.7.

Section 7.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and in the case of the Stockholders, each of their general partners) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 7.16 shall in no way be deemed to limit the liability or obligations of any Party to the extent that such Party is required to cause its Subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement and Parent shall be entitled to enforce the obligations of the Restricted Persons set forth in, and subject to the terms and conditions of, Section 3.2 hereof directly against such Restricted Persons.

Section 7.17 Freedom to Pursue Opportunities. Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that: (i) each Non-Recourse Party has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as Parent or any of its Subsidiaries, including those deemed to be competing with Parent or any of its Subsidiaries; and (ii) in the event that a Non-Recourse Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Parent or any of its Subsidiaries, such Non-Recourse Party shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Parent or any of its Subsidiaries, as the case may be, and shall not be liable to Parent or its Affiliates or stockholders for breach of any duty (contractual or

18

otherwise) by reason of the fact that such Non-Recourse Party, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Parent; provided, that any Stockholders Director who is offered an investment or business opportunity in his or her capacity as a member of the Parent Board shall be obligated to communicate such opportunity to Parent and none of (i) the Stockholders or (ii) any of their respective “affiliates” (as defined in Rule 405 promulgated under the Securities Act and any Investment Fund, vehicle or holding company of which such Stockholder or any such affiliate serves as the general partner, managing member or discretionary manager or advisor) shall be permitted to pursue such opportunity unless the Parent Board or the Chief Executive Officer of Parent determines not to do so on a reasonably timely basis under the circumstances; provided, further, that clause (ii) in the immediately preceding proviso shall not apply to or limit any such affiliate that is separately offered such investment or business opportunity directly by a third party and not involving the Stockholders Director in an auction scenario (e.g., in which the opportunity is presented to Stockholders Director on behalf of Parent and other strategic and/or private equity investors, including affiliates of Stockholders).

Section 7.18 Sponsor Related Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of Stockholder’s Affiliates and other platforms trade debt securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such Affiliates or platforms to trade debt securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary: none of the provisions of this Agreement shall in any way limit the activities of (i) Non-Private Equity Businesses or (ii) any portfolio company of an Affiliate of The Blackstone Group L.P., provided that a Representative of such portfolio company does not receive Confidential Information or take any action at the direction or instruction of, or on behalf of, any of the Stockholders or any of the Restricted Persons.

[Remainder of this page intentionally left blank]

19

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Agreement, all as of the date first written above.

THE HILLSHIRE BRANDS COMPANY

By:
Name: Sean M. Connolly
Title: President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:
	Name:	Prakash Melwani
	Title:	Senior Managing Director

EXHIBIT E

FORM OF SECOND MERGER AGREEMENT AND PLAN OF MERGER

FORM OF SECOND AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of [—], 2014 (this “Agreement”), by and between Pinnacle Foods Inc., a Delaware corporation (the “Merger Corp”), and Helix Merger LLC, a Delaware limited liability company (the “Merger LLC”). Merger Corp and Merger LLC are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May 12, 2014 (the “First Merger Agreement”), by and among Parent, Merger Corp, Helix Merger Sub Corporation (“Predecessor”) and Merger LLC, immediately prior to the Effective Time, Predecessor merged with and into Merger Corp, with Merger Corp continuing as the surviving corporation (the “First Merger”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Corp will merge with and into Merger LLC (the “Merger” and, together with the First Merger, the “Mergers”), with Merger LLC surviving the Merger as the Surviving Company (as defined herein);

WHEREAS, The Hillshire Brands Company (“Parent”) owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Corp (the “Shares”) and all of the limited liability company interests in and is the sole member of Merger LLC;

WHEREAS, the Board of Directors of Merger Corp has determined that the Merger, this Agreement and the transactions contemplated hereby are advisable and in the best interests of Merger Corp and the sole stockholder of Merger Corp and has approved and adopted this Agreement and has submitted this Agreement to, and recommended that the Merger and this Agreement be approved and adopted by, the sole stockholder of Merger Corp;

WHEREAS, Parent, as sole stockholder of Merger Corp, has determined that it is advisable and in the best interests of Merger Corp to effect the Merger and has indicated that, following the execution and delivery of this Agreement by Merger Corp, it will adopt this Agreement;

WHEREAS, Parent, as holder of all of the limited liability company interests and sole member of Merger LLC, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Merger LLC and the sole member of Merger LLC and has approved and adopted the Merger and this Agreement; and

WHEREAS, for U.S. Federal income tax purposes, it is intended that (i) the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement, taken together with the transactions contemplated by the First Merger Agreement, relating to the First Merger, shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreement contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. Subject to the terms and conditions hereof and in accordance with the applicable provisions of the Limited Liability Company Act and the General Corporation Law of the State of Delaware (collectively, the “Delaware Law”), at the Effective Time, Merger Corp shall be merged with and into Merger LLC, whereupon the separate existence of Merger Corp will cease and Merger LLC shall continue as the surviving entity (the “Surviving Company”).

1.2 Effective Time. At the time Merger LLC files a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided under Delaware Law, the Merger will become effective (the “Effective Time”).

1.3 Effect of Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and applicable provisions of the Delaware Law. The Limited Liability Company Agreement of the Merger LLC dated as of May [    ], 2014 (the “LLC Agreement”) will be the limited liability company agreement of the Surviving Company and the members of the Surviving Company shall be as set forth in such LLC Agreement, from and after the Effective Time, to serve in accordance with Delaware Law and the terms of the LLC Agreement. At the Effective Time, the stock transfer books of Merger Corp will be closed, and no transfer of the Shares will thereafter be made.

1.4 Effect on Equity Interests. At the Effective Time, each of Merger Corp’s Shares issued and outstanding immediately prior to the Effective Time will be cancelled, and no consideration shall be provided therefor. The limited liability company interests of Merger LLC outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as limited liability company interests of the Surviving Company.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1 Amendment and Modification. This Agreement may be amended or modified at any time by the Parties, but only pursuant to an instrument in writing signed by the Parties.

2.2 Entire Agreement. This Agreement and the First Merger Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

2

2.3 Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

2.4 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

2.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

2.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

2.8 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way rights arising by virtue of any prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

2.9 Miscellaneous. For U.S. Federal income tax purposes, it is intended that the Mergers, taken together, will be treated as a reorganization within the meaning of section 368(a) of the Code.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed by its duly authorized representative as of the date first above written.

PINNACLE FOODS INC.

By:
Name:
Title:

HELIX MERGER SUB LLC

By:
Name:
Title: